Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

RIVER FINANCIAL CORPORATION

RFC ACQUISITION CORPORATION

and

PSB BANCSHARES, INC.

dated as of

July 10, 2018

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4.24	Derivative Contracts	13
4.25	Intellectual Property	14
4.26	No Additional Representations	14
Article 5 REPRESENTATIONS, WARRANTIES AND COVENANTS OF PSB		14
5.1	Organization	14
5.2	Capital Stock	15
5.3	Subsidiaries	15
5.4	Financial Statements; Taxes	15
5.5	Absence of Material Adverse Effect	17
5.6	Title and Related Matters	18
5.7	Commitments	19
5.8	Charter and Bylaws	19
5.9	Litigation	19
5.10	Material Contract Defaults	19
5.11	No Conflict with Other Instrument	20
5.12	Governmental Authorization	20
5.13	Absence of Regulatory Communications; Filings	20
5.14	Absence of Material Adverse Effect	20
5.15	Insurance	20
5.16	Benefit Plans	20
5.17	Buy-Sell Agreement	22
5.18	Brokers	22
5.19	Approval of Agreement	22
5.20	Disclosure	23
5.21	Proxy Statement	23
5.22	Loans; Adequacy of Allowance for Loan Losses	23
5.23	Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act and Flood Disaster Protection Act	24
5.24	Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act	24
5.25	Environmental Matters	24
5.26	Collective Bargaining	25
5.27	Labor Disputes	25
5.28	Derivative Contracts	25
5.29	Intellectual Property	25
5.30	Technology Systems	26
5.31	Community Reinvestment Act Compliance	26
5.32	Transaction Costs	26
5.33	Termination Penalties	26
5.34	No Additional Representations	27
Article 6 ADDITIONAL COVENANTS		27
6.1	Additional Covenants of River Financial	27
6.2	Additional Covenants of PSB	32
Article 7 MUTUAL COVENANTS AND AGREEMENTS		35
7.1	Best Efforts, Cooperation	35
7.2	Press Release	35
7.3	Mutual Disclosure	36
7.4	Access to Properties and Records	36
7.5	Notice of Adverse Changes	36
7.6	PSB Tax Return for Pre-Closing Taxable Period	36

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Article 8 CONDITIONS TO OBLIGATIONS OF ALL PARTIES		37
8.1	Approval by Shareholders	37
8.2	Regulatory Authority Approval	37
8.3	Litigation	37
Article 9 CONDITIONS TO OBLIGATIONS OF PSB		38
9.1	Representations, Warranties and Covenants	38
9.2	Adverse Changes	38
9.3	Closing Certificate	38
9.4	Fairness Opinion	39
9.5	Other Matters	39
9.6	Material Events	39
9.7	No Superior Proposal	39
Article 10 CONDITIONS TO OBLIGATIONS OF RIVER FINANCIAL		39
10.1	Representations, Warranties and Covenants	39
10.2	Adverse Changes	40
10.3	Closing Certificate	40
10.4	Other Matters	40
10.5	Dissenters	40
10.6	Material Events	41
10.7	Fairness Opinion	41
Article 11 TERMINATION OF REPRESENTATIONS AND WARRANTIES		41
Article 12 NOTICES		41
Article 13 AMENDMENT OR TERMINATION		42
13.1	Amendment	42
13.2	Termination	42
13.3	Damages	44
Article 14 DEFINITIONS		44
Article 15 MISCELLANEOUS		53
15.1	Expenses	53
15.2	Benefit and Assignment	53
15.3	Governing Law	53
15.4	Counterparts	53
15.5	Headings	53
15.6	Severability	53
15.7	Construction	53
15.8	Return of Information	54
15.9	Equitable Remedies	54
15.10	Attorneys’ Fees	54
15.11	No Waiver	54
15.12	Remedies Cumulative	54
15.13	Entire Contract	54

Exhibit A – Bank Merger Agreement
Exhibit B – Claims Letter

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of this the 10th day of July, 2018, by and between PSB BANCSHARES, INC. (“PSB”), a Delaware corporation, RFC Acquisition Corporation (“Newco”), an Alabama corporation and wholly owned subsidiary of River Financial, and RIVER FINANCIAL CORPORATION (“River Financial”), an Alabama corporation.

WITNESSETH

WHEREAS, PSB operates as a bank holding company for its wholly owned subsidiary, Peoples Southern Bank (“PS Bank”), an Alabama banking corporation, with its principal office in Clanton, Alabama; and

WHEREAS, River Financial operates as a bank holding company for its wholly owned subsidiary, River Bank & Trust (“River Bank”), an Alabama banking corporation, with its principal office in Prattville, Alabama; and

WHEREAS, the board of directors of PSB has (i) approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the First Step Merger and the Merger (as defined herein), advisable and in the best interests of PSB and its shareholders, (ii) authorized and approved the execution, delivery and performance by PSB of this Agreement and the consummation of the transactions contemplated hereby, subject to the terms and conditions herein, and (iii) resolved and agreed to recommend approval of this Agreement by the shareholders of PSB entitled to vote; and

WHEREAS, the board of directors of River Financial has (i) approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the First Step Merger and the Merger, advisable and in the best interests of River Financial and its shareholders, (ii) authorized and approved the execution, delivery and performance by River Financial of this Agreement and the consummation of the transactions contemplated hereby, subject to the terms and conditions herein, and (iii) approved the issuance of shares of River Financial Common Stock in connection with the Merger; and

WHEREAS, River Financial desires to acquire all of the issued and outstanding shares of common stock of PSB in exchange for the Merger Consideration;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:

Article 1
NAME

1.1Name. The name of the corporation resulting from the Merger shall be “River Financial Corporation.”

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Article 2
MERGER — TERMS AND CONDITIONS

2.1Applicable Law. On the Effective Date, Newco will merge with and into PSB (the “First Step Merger”). PSB shall be the surviving corporation in the First Step Merger. Immediately thereafter, PSB shall be merged (the “Merger”) with and into River Financial with River Financial as the surviving corporation (herein referred to as the “Resulting Corporation” whenever reference is made to it as of the time of Merger or thereafter).

2.2Corporate Existence. On the Effective Date, the corporate existence of PSB and Newco shall, as provided in the DGCL and the ABCL, be merged into and continued in PSB in the First Step Merger. Thereafter on the Effective Date, the corporate existence of PSB shall be merged into River Financial, as provided in the DGCL and the ABCL, as the Resulting Corporation in the Merger. The Resulting Corporation shall then be deemed to be the same corporation as PSB and River Financial. The offices and facilities of PSB and of River Financial shall become the offices and facilities of the Resulting Corporation. All rights, privileges, powers, franchises and interests of PSB and River Financial, respectively, in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Resulting Corporation by virtue of the First Step Merger and the Merger without any deed or other transfer. All liabilities, obligations, and indebtedness of every kind and description of PSB and River Financial, respectively, as of the Effective Date shall be transferred to and assumed by the Resulting Corporation by virtue of the First Step Merger and the Merger without any separate assignment, assumption, or other transfer. The Resulting Corporation on the Effective Date, and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, transfer agent and registrar of stocks and bonds, guardian of estates, assignee, and receiver and in every other fiduciary capacity and in every agency, and capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by PSB, Newco and River Financial, respectively, immediately before the Effective Date.

2.3Articles of Incorporation and Bylaws. On the Effective Date, following the Merger, the articles of incorporation and bylaws of the Resulting Corporation shall be the articles of incorporation and bylaws of River Financial as they existed immediately before the Effective Date.

2.4Resulting Corporation’s Board. The board of directors of the Resulting Corporation on the Effective Date shall consist of the board of directors of River Financial, provided that Charles R. Moore, III, or such other designee selected by PSB and reasonably acceptable to River Financial, shall be added as a director of River Financial as of the Effective Date. River Financial and PSB acknowledge and agree that service of Charles R. Moore, III on the board of directors of PSB and the Resulting Corporation has been and will continue to be in his individual capacity and not as an attorney or as a representative of Bradley, Arant, Boult, Cummings LLP or any other law firm.

2.5Stockholder Approval. This Agreement shall be submitted to the shareholders of PSB at a special meeting of shareholders of PSB (or in lieu thereof, PSB may obtain written

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consent of its voting shareholders if permitted by applicable law) (the “PSB Shareholders Meeting”) to be held as promptly as practicable consistent with the satisfaction of the conditions set forth in this Agreement. Upon approval by the requisite vote of the shareholders of PSB, as required by the DGCL and the ABCL, the Merger shall become effective as soon as practicable thereafter in the manner provided in Section 2.7 hereof.

2.6Further Acts. If, at any time after the Effective Date, the Resulting Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect, confirm or record, in the Resulting Corporation, title to and possession of any property or right of PSB as the surviving corporation in the First Step Merger, or acquired by River Financial as a result of the Merger, or (ii) otherwise to carry out the purposes of this Agreement, the proper officers and directors of the Resulting Corporation are fully authorized in the name of PSB or River Financial to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to, and possession of, such property or rights in the Resulting Corporation and otherwise to carry out the purposes of this Agreement.

2.7Effective Date and Closing. Subject to the terms of all requirements of Law and the conditions specified in this Agreement, the First Step Merger and the Merger shall become effective on the date and time specified in the Articles of Merger to be filed with the Secretary of State of the State of Alabama and of the State of Delaware (such time being herein called the “Effective Date”). Assuming all other conditions stated in this Agreement have been or will be satisfied (or waived) as of the Closing, the Closing shall take place at the offices of River Financial, in Prattville, Alabama, at 5:00 p.m. as to the First Step Merger and 5:01 p.m. as to the Merger on a date specified by River Financial that shall be as soon as reasonably practicable, not to exceed 5 Business Days, after the later to occur of the PSB Shareholders Meeting or receipt of all required regulatory approvals under Section 8.2, and the expiration of any applicable waiting periods (provided, however, that the Closing shall not occur between the dates of December 15, 2018 and December 31, 2018, inclusive), or at such other place and time, and in such manner, that the Parties may mutually agree.

2.8Subsidiary Bank Merger. As soon as practicable after completion of the Merger, PS Bank will merge with and into River Bank (herein referred to as the “Resulting Bank” whenever reference is made to it as of the time of the Merger or thereafter) substantially in accordance with the terms of the Bank Merger Agreement set forth as Exhibit A hereto (the “Subsidiary Bank Merger”). PSB will cooperate with River Financial, including the call of any special meetings of the board of directors of PS Bank and the filing of any regulatory applications, in the execution and filing of appropriate documentation relating to such merger. The Bank Merger Agreement shall provide that the board of directors of the Resulting Bank shall consist of the members of River Bank as of the effective date of the Subsidiary Bank Merger, provided that Charles R. Moore, III, or such other designee selected by PSB and reasonably acceptable to River Financial, shall be added as a director of River Bank as of the effective date of the Subsidiary Bank Merger, subject to the condition set forth in the last sentence of Section 2.4.

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Article 3
CONVERSION OF ACQUIRED CORPORATION STOCK

3.1Conversion of PSB Common Stock. On the Effective Date, by virtue of the First Step Merger and without any action on the part of Newco, River Financial or PSB, or any of their shareholders, each share of Class A common stock and Class B common stock of PSB (together the “PSB Common Stock”) outstanding and held of record by PSB’s shareholders shall be converted by operation of law and without any action by any holder thereof into the right to receive a combination of shares of River Financial Common Stock and cash (the “Merger Consideration”) as specified below. Specifically, each outstanding share of PSB Common Stock shall (subject to Section 3.4 and Section 3.6 hereof), be converted into $6,610.00 in cash and 60 shares of River Financial Common Stock (based on a cash value of $27.00 per whole share of River Financial Common Stock (the “Cash Value”)), provided fractions of shares shall not be issued. Fractions will be paid in cash based on the Cash Value. Subject to Section 3.4 and Section 3.6 hereof, the total aggregate Merger Consideration shall be $24,496,660 in cash and 222,360 shares of River Financial common stock. Shares of PSB Common Stock held by PSB (other than as fiduciary) shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and no consideration shall be delivered in exchange therefor. Each share of DQS non-voting common stock shall be surrendered to PSB immediately prior to the Effective Date and cancelled, without receipt of the Merger Consideration. Each share of common stock of Newco issued and outstanding immediately prior to the Effective Date will be converted into one fully paid and nonassessable share of common stock of PSB. Upon the First Step Merger becoming effective, PSB will become a wholly owned subsidiary of River Financial. Immediately following the First Step Merger, the Merger will be completed on the Effective Date with the merger of PSB with and into River Financial. The shares of PSB Common Stock shall be cancelled in the Merger.

3.2Surrender of PSB Common Stock. On and after the Effective Date, each holder of an outstanding certificate or certificates which prior thereto represented shares of PSB Common Stock shall be entitled, upon surrender to River Financial of a letter of transmittal together with such holder’s certificate or certificates representing shares of PSB Common Stock (or an affidavit or affirmation by such holder of the loss, theft, or destruction of such certificate or certificates in such form as River Financial or its transfer agent may reasonably require and an indemnity agreement if River Financial or its transfer agent reasonably requires) to receive in exchange therefor a certificate or certificates representing the number of whole shares of River Financial Common Stock and cash into and for which the shares of PSB Common Stock so surrendered shall have been converted, such certificates to be of such denominations and registered in such names as such holder may reasonably request. Until so surrendered and exchanged, each such outstanding certificate which, prior to the Effective Date, represented shares of PSB Common Stock and which is to be converted into the Merger Consideration shall for all purposes evidence ownership of the River Financial Common Stock (and cash) into and for which such shares shall have been so converted, except that no dividends or other distributions with respect to such River Financial Common Stock shall be made until the certificates previously representing shares of PSB Common Stock shall have been properly tendered. River Financial agrees to make the transmittal documents referenced above available to each holder of an outstanding certificate or certificates of PSB Common Stock as soon as

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practicable after the date of this Agreement to facilitate the return of the transmittal documents and surrender of certificate or certificates of PSB Common Stock by each such holder, and the payment and delivery of the Merger Consideration by River Financial, on the Effective Date.

3.3Fractional Shares. No fractional shares of River Financial Common Stock shall be issued, and each holder of shares of PSB Common Stock having a fractional interest arising upon the conversion of such shares into shares of River Financial Common Stock shall, at the time of surrender of the certificates previously representing PSB Common Stock, be paid by River Financial the Cash Value for such fractions.

3.4Adjustments. In the event that prior to the Effective Date River Financial Common Stock shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the River Financial Common Stock, or if River Financial Common Stock is issued at a price less than the Cash Value, an appropriate and proportionate adjustment shall be made in the number of shares of River Financial Common Stock into which the PSB Common Stock shall be converted.

3.5River Financial Common Stock. The shares of River Financial Common Stock issued and outstanding immediately before the Effective Date shall continue to be issued and outstanding shares of the Resulting Corporation.

3.6Dissenting Rights. Any shareholder of PSB who shall not have voted in favor of this Agreement and who has complied with the applicable procedures set forth in the DGCL, relating to rights of dissenting shareholders, shall be entitled to receive payment for the fair value of the PSB Common Stock held by such shareholder. If after the Effective Date, a dissenting shareholder of PSB fails to perfect, or effectively withdraws or loses his right to appraisal and payment for his shares of PSB Common Stock, River Financial shall issue and deliver the Merger Consideration to which such holder of shares of PSB Common Stock is entitled under Section 3.1 (without interest) upon surrender by such holder of the certificate or certificates representing shares of PSB Common Stock held by him or her.

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Article 4
REPRESENTATIONS, WARRANTIES AND COVENANTS OF RIVER FINANCIAL

Except as disclosed and set forth in the disclosure letter delivered by River Financial to PSB prior to the execution of this Agreement (the “River Financial Disclosure Letter”) (which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 4, or to one or more of River Financial’s covenants contained herein (provided that the mere inclusion of an item in the River Financial Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect)), River Financial (which for purposes of this Article 4, includes Newco unless specified otherwise or the context otherwise requires) represents, warrants and covenants to and with PSB as follows:

4.1Organization.

(a)River Financial is a corporation and River Bank is an Alabama banking corporation, each duly organized, validly existing and in good standing under the Laws of the State of Alabama. Each of River Financial and River Bank has the necessary corporate powers to carry on its business as presently conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually or in the aggregate, have a Material Adverse Effect.

(b)River Financial has no direct Subsidiaries other than Newco and River Bank, and there are no Subsidiaries of River Bank. River Financial owns all of the issued and outstanding capital stock of Newco and River Bank free and clear of any liens, claims or encumbrances of any kind. All of the issued and outstanding shares of capital stock of Newco and River Bank have been validly issued and are fully paid and non-assessable. As of the date of this Agreement, there were 5,000,000 shares of common stock, par value $1.00 per share, authorized of River Bank, 3,043,612 of which are issued and outstanding and wholly owned by River Financial. Newco has 1 share of common stock, $1.00 per share, authorized and outstanding and wholly owned by River Financial. River Bank has no arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock.

4.2Capital Stock.

(a)The authorized capital stock of River Financial consists of 10,000,000 shares of Common Stock, $1.00 par value per share (the “River Financial Common Stock”), of which as of March 31, 2018, 5,124,318 shares were validly issued and outstanding, fully paid and nonassessable and are not subject to preemptive rights, and 244,125 shares subject to options. The shares of River Financial Common Stock to be issued in the Merger are duly authorized and, when so issued, will be validly issued and outstanding, fully paid and nonassessable.

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(b)The authorized capital stock of each Subsidiary of River Financial is validly issued and outstanding, fully paid and nonassessable, and each Subsidiary is wholly owned, directly or indirectly, by River Financial.

4.3Financial Statements; Taxes.

(a)River Financial has delivered to PSB copies of the following financial statements of River Financial:

(i)Consolidated balance sheets as of December 31, 2016, and December 31, 2017;

(ii)Consolidated statements of operations for each of the three years ended December 31, 2015, 2016 and 2017;

(iii)Consolidated statements of cash flows for each of the three years ended December 31, 2015, 2016 and 2017; and

(iv)Consolidated statements of changes in shareholders’ equity for the three years ended December 31, 2015, 2016 and 2017.

All such financial statements are in all material respects in accordance with the books and records of River Financial and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, all as more particularly set forth in the notes to such statements. Each of the consolidated balance sheets presents fairly as of its date the consolidated financial condition of River Financial and its Subsidiaries. Except as and to the extent reflected or reserved against it in such balance sheets (including the notes thereto), neither River Financial nor River Bank had, as of the dates of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The statements of consolidated income, shareholders’ equity and changes in consolidated financial position present fairly the results of operations and changes in financial position of River Financial and its Subsidiaries for the periods indicated. The foregoing representations, insofar as they relate to any unaudited interim financial statements of River Financial which may be presented to PSB, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure. All journal entries have been appropriately made in the books and records of River Financial.

(b)All Tax returns required to be filed by or on behalf of River Financial have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under Section 4.3(a)(i) are, to the Knowledge of River Financial, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign or other Taxes (including any interest or penalties) of River Financial accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which River Financial may at such dates have been liable in its own right or as transferee of the Assets of, or as successor to, any other corporation or other party. No

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audit, examination or investigation is presently being conducted or, to the Knowledge of River Financial, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liabilities of any sort have been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of River Financial. River Financial has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation).

(c)Each River Financial Company has withheld from its employees (and timely paid to the appropriate government entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation). Each River Financial Company is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

4.4No Conflict with Other Instrument. The consummation of the transactions contemplated by this Agreement will not result in a breach of or constitute a Default (without regard to the giving of notice or the passage of time) under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which River Financial or any of its Subsidiaries is a party or by which they or their Assets may be bound; will not conflict with any provision of the articles of incorporation or bylaws of River Financial or the articles of incorporation or bylaws of any of its Subsidiaries; and will not violate any provision of any Law, regulation, judgment or decree binding on them or any of their Assets.

4.5Absence of Material Adverse Effect. Since the date of the most recent balance sheet provided under Section 4.3(a)(i) above, there have been no events, changes or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on River Financial.

4.6Approval of Agreement. The board of directors of River Financial has approved this Agreement and the transactions contemplated by it and has authorized the execution and delivery by River Financial of this Agreement. This Agreement constitutes the legal, valid and binding obligation of River Financial, enforceable against it in accordance with its terms. Subject to the matters referred to in Section 8.2, River Financial has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated by this Agreement. River Financial has no Knowledge of any fact or circumstance under which the appropriate regulatory approvals required by Section 8.2 will not be granted without the imposition of material conditions or material delays.

4.7Subsidiaries. Each Subsidiary of River Financial has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the jurisdiction of its

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incorporation and each Subsidiary has been duly qualified as a foreign corporation to transact business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification and in which the failure to be duly qualified could have a Material Adverse Effect upon River Financial and its Subsidiaries considered as one enterprise; and River Bank has its deposits fully insured by the Federal Deposit Insurance Corporation to the extent provided by the Federal Deposit Insurance Act.

4.8Litigation. Except as disclosed in or reserved for in River Financial’s financial statements, there is no Litigation (whether or not purportedly on behalf of River Financial) pending or, to the Knowledge of River Financial, threatened against or affecting any River Financial Company (nor does River Financial have Knowledge of any facts which are likely to give rise to any such Litigation) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involves the possibility of any judgment or Liability not fully covered by insurance in excess of a reasonable deductible amount or which may have a Material Adverse Effect on River Financial, and no River Financial Company is in Default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, which Default would have a Material Adverse Effect on River Financial. To the Knowledge of River Financial, each River Financial Company has complied in all material respects with all material applicable Laws and regulations including those imposing Taxes, of any applicable jurisdiction and of all states, municipalities, other political subdivisions and Agencies, in respect of the ownership of its properties and the conduct of its business, which, if not complied with, would have a Material Adverse Effect on River Financial.

4.9Compliance. River Financial and its Subsidiaries, in the conduct of their businesses, are to the Knowledge of River Financial, in material compliance with all material federal, state or local Laws applicable to their or the conduct of their businesses.

4.10Proxy Statement. River Financial shall provide information to be used by PSB in its Proxy Statement at the time of the PSB Shareholders Meeting. Such information provided by River Financial will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.11SEC Filings. As of the date of this Agreement, River Financial has filed all reports required to be filed by it with the SEC.

4.12Absence of Regulatory Communications; Filings. Neither River Financial nor any of its Subsidiaries is subject to, or has received during the past twelve (12) months, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised a material question concerning the condition, financial or otherwise, of such company. All reports, records, registrations, statements, notices and other documents or information required to be filed by River Financial and River Bank with any Agency have been duly and timely filed

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and, to the Knowledge of River Financial, all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects.

4.13Loans; Adequacy of Allowance for Loan Losses.

(a)ALLL. All reserves for loan losses shown on the most recent financial statements furnished by River Financial have been calculated in accordance with GAAP and prudent and customary banking practices and are adequate in all material respects to reflect the risk inherent in the loans of River Financial. River Financial has no Knowledge of any fact which is likely to require a future material increase in the provision for loan losses or a material decrease in the loan loss reserve reflected in such financial statements.

(b)Validity. Each loan reflected as an Asset on the financial statements of River Financial is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights generally and to general equitable principles and complies with all Laws to which it is subject. River Financial does not have in its portfolio any loan exceeding its legal lending limit, or any loan to any insider in violation of Regulation O and River Financial has no known significant delinquent, substandard, doubtful, loss, nonperforming or problem loans. Each outstanding loan (including loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of River Bank (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules. None of the agreements pursuant to which River Bank has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

4.14Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act and Flood Disaster Protection Act. River Bank is in compliance in all material respects with the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. § 2801 et seq.), the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.), and the Flood Disaster Protection Act (42 USC § 4002, et seq.), and all regulations promulgated thereunder. River Bank has not received any written notices of any violation of such acts or any of the regulations promulgated thereunder, and it has not received any written notice of any, and to the Knowledge of River Bank, there is no, threatened administrative inquiry, proceeding or investigation with respect to its compliance with such laws.

4.15Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. River Bank is in material compliance with the Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations promulgated thereunder. River Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, River Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Customs Reports required

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by any agency of the United States Treasury Department, including the IRS. River Bank has timely filed all Suspicious Activity Reports with the Financial Institutions – Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.

4.16Disclosure. No representation or warranty, or any statement or certificate furnished or to be furnished to PSB by River Financial, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

4.17Community Reinvestment Act Compliance. River Bank is an insured depositary institution and has complied in all material respects with the Community Reinvestment Act of 1977 (“CRA”) and the rules and regulations thereunder, and has a composite CRA rating of not less than “satisfactory.”

4.18Title and Related Matters. River Financial has good and marketable title to all the properties, interest in properties and Assets, real and personal, that are material to the business of River Financial, reflected in the most recent balance sheet referred to in Section 4.3(a)(i), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes to such balance sheet, (ii) Liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of River Financial, the material structures and equipment of each River Financial Company comply in all material respects with the requirements of all applicable Laws. River Financial is not aware of any defects, irregularities or problems with any of its computer hardware or software which renders such hardware or software unable to satisfactorily perform the tasks and functions to be performed by them in the business of any River Financial Company.

4.19Material Contract Defaults. No River Financial Company is in Default in any material respect under the terms of any material Contract, agreement, lease or other commitment which is or may be material to the business, operations, properties or Assets, or the condition, financial or otherwise, of such company and, to the Knowledge of River Financial, there is no event which, with notice or lapse of time, or both, may be or become an event of Default under any such material Contract, agreement, lease or other commitment in respect of which adequate steps have not been taken to prevent such a Default from occurring.

4.20Insurance. Each River Financial Company has in effect insurance coverage and bonds with reputable insurers which, in respect to amounts, types and risks insured, management of River Financial reasonably believes to be adequate for the type of business conducted by such company. No River Financial Company is liable for any material retroactive premium adjustment. All insurance policies and bonds are valid, enforceable and in full force and effect, and no River Financial Company has received any notice of any material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, no River Financial Company has been refused any insurance coverage which it has sought or

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applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums that do not result from any extraordinary loss experience. All policies of insurance presently held or policies containing substantially equivalent coverage will be outstanding and in full force with respect to each River Financial Company at all times from the date hereof to the Effective Date.

4.21Environmental Matters. Except for events or actions that do not constitute a Material Adverse Effect, to the Knowledge of River Financial:

(a)neither River Financial’s conduct nor its operation or the conduct or operation of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including in a fiduciary or agency capacity), violates or has violated Environmental Laws;

(b)there has been no release of any Hazardous Substance by River Financial or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws;

(c)neither River Financial nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Entity or any other Person asserting that River Financial or any of its Subsidiaries or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property;

(d)no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by River Financial or any of its Subsidiaries or as a result of any operations or activities of River Financial or any of its Subsidiaries at any location, and no other condition has existed or event has occurred with respect to River Financial or any of its Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws, and, to the Knowledge of River Financial, Hazardous Substances are not otherwise present at or about any such properties or facilities in an amount or condition that has resulted in or would reasonably be expected to result in Liability to River Financial or any of its Subsidiaries under any Environmental Law;

(e)neither River Financial, its Subsidiaries nor any of their respective properties or facilities are subject to, or are, to River Financial’s Knowledge, threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative

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order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities; and

(f)no property on which River Financial or any of its Subsidiaries holds a Lien violates or violated any Environmental Law and no condition has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under any Environmental Law.

(g)As used herein, “Environmental Law” means any Law relating to:

(i)the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or

(ii)the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling labeling, production, release or disposal of Hazardous Substances, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act and the Occupational Safety and Health Act, regulations promulgated thereunder, and state counterparts to the foregoing.

(h)As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum.

4.22Collective Bargaining. There are no labor contracts, collective bargaining agreements, letters of undertakings or other arrangements, formal or informal, between any River Financial Company and any union or labor organization covering any River Financial Company’s employees and none of said employees are represented by any union or labor organization.

4.23Labor Disputes. To the Knowledge of River Financial, each River Financial Company is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. No River Financial Company is or has been engaged in any unfair labor practice, and, to the Knowledge of River Financial, no unfair labor practice complaint against any River Financial Company is pending before the National Labor Relations Board. Relations between management of each River Financial Company and the employees are amicable and there have not been, nor to the Knowledge of River Financial, are there presently, any attempts to organize employees, nor to the Knowledge of River Financial, are there plans for any such attempts.

4.24Derivative Contracts. No River Financial Company is a party to or has agreed to enter into a swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract or derivative security not included in River Financial’s financial statements delivered under Section 4.3 hereof which is a financial derivative contract (including various combinations thereof).

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4.25Intellectual Property. Each River Financial Company owns or has a valid license to use all of the Intellectual Property used by such River Financial Company in the course of its business. Each River Financial Company is the owner of or has a license to any Intellectual Property sold or licensed to a third party by each River Financial Company in connection with the River Financial Company’s business operations, and the River Financial Company has the right to convey by sale or license any Intellectual Property so conveyed. No River Financial Company has received notice of Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or overtly threatened, that challenge the rights of a River Financial Company with respect to Intellectual Property used, sold or licensed by the River Financial Company in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of River Financial, the conduct of each River Financial Company’s business does not infringe any Intellectual Property of any other person. No River Financial Company is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property.

4.26No Additional Representations.

(a)Except for the representations and warranties made by River Financial in this Article 4, neither River Financial nor any other Person makes any express or implied representation or warranty with respect to River Financial or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and River Financial hereby disclaims any such other representations or warranties.

(b)Notwithstanding anything contained in this Agreement to the contrary, River Financial acknowledges and agrees that none of PSB or any other Person has made or is making any representations or warranties relating to PSB whatsoever, express or implied, beyond those expressly given by PSB in Article 5 hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding PSB furnished or made available to River Financial or any of its representatives.

Article 5
REPRESENTATIONS, WARRANTIES
AND COVENANTS OF PSB

Except as disclosed and set forth in the disclosure letter delivered by PSB to River Financial prior to the execution of this Agreement (the “PSB Disclosure Letter”) (which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 5, or to one or more of PSB’s covenants contained herein (provided that the mere inclusion of an item in the PSB Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect)), PSB represents, warrants and covenants to and with River Financial, as follows:

5.1Organization. PSB is a Delaware corporation, and PS Bank is an Alabama state banking corporation. Each PSB Company is duly organized, validly existing and in good

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standing under the respective Laws of its jurisdiction of incorporation and has all requisite power and authority to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually, or in the aggregate, have a Material Adverse Effect.

5.2Capital Stock. As of the date of this Agreement, the authorized capital stock of PSB consisted of 3,000 shares of Class A voting common stock, $1.00 par value per share, 1,000 shares of which are issued and outstanding, 3,000 shares of Class B non-voting common stock, $1.00 par value per share, 2,706 shares of which are issued and outstanding, 2,000 shares of DQS non-voting common stock, $1.00 par value per share, 200 shares of which are issued and outstanding, and 10,000 shares of preferred stock, $1.00 par value per share, none of which is issued and outstanding. All of such shares which are outstanding are validly issued, fully paid and nonassessable and not subject to preemptive rights. PSB does not have any arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock.

5.3Subsidiaries. PSB has no direct Subsidiaries other than PS Bank, and there are no Subsidiaries of PS Bank. PSB owns all of the issued and outstanding capital stock of PS Bank free and clear of any liens, claims or encumbrances of any kind. All of the issued and outstanding shares of capital stock of PS Bank have been validly issued and are fully paid and non-assessable. As of the date of this Agreement, there were 1000 shares of common stock, par value $10 per share, authorized of PS Bank, 1000 of which are issued and outstanding and wholly owned by PSB. PS Bank has no arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock.

5.4Financial Statements; Taxes. (a) PSB has delivered to River Financial copies of the following financial statements of PS Bank and PSB:

(i)PS Bank Statements of financial condition as of December 31, 2016 and 2017;

(ii)PS Bank Statements of income for each of the three years ended December 31, 2015, 2016 and 2017;

(iii)PS Bank Statements of shareholders’ equity for each of the three years ended December 31, 2015, 2016, and 2017;

(iv)PS Bank Statements of cash flows for the three years ended December 31, 2015, 2016 and 2017; and

(v)PSB (parent only) Form FR-Y9SP for the years ended December 31, 2015, 2016 and 2017.

All of the foregoing financial statements are in all material respects in accordance with the books and records of PSB and PS Bank and have been prepared in accordance with GAAP

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applied on a consistent basis throughout the periods indicated, except for changes required by GAAP, all as more particularly set forth in the notes to such statements. Each of such balance sheets presents fairly as of its date the financial condition of PSB and PS Bank and there are no assets or liabilities of PSB and PS Bank that would cause any material change in such financial statements. Except as and to the extent reflected or reserved against it in such balance sheets (including the notes thereto), neither PSB nor PS Bank had, as of the date of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The statements of income, shareholders’ equity and cash flows present fairly the results of operation, changes in shareholders’ equity and cash flows of PSB and PS Bank for the periods indicated and there are no operations conducted by PSB and PS Bank which would cause any material change to such statements. The foregoing representations, insofar as they relate to the unaudited interim financial statements of PSB and PS Bank which may be presented to River Financial, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure. All journal entries have been appropriately made in the books and records of PSB and PS Bank.

(b)All Tax returns required to be filed by or on behalf of PSB have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under Section 5.4(a)(i) and (v) are, to the Knowledge of PSB, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign and other Taxes (including any interest or penalties) of PSB accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which PSB may at such dates have been liable in its own right or as a transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of PSB, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liability of any sort has been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of PSB. PSB has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(c)Each PSB Company has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation). Each PSB Company is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

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5.5Absence of Material Adverse Effect. Since the date of the most recent balance sheet provided under Section 5.4(a)(i) above, no PSB Company has:

(a)issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury, or adjusted, split, reclassified any shares of PSB Common Stock or any capital stock of any Subsidiary);

(b)borrowed or agreed to borrow any funds or incurred, or become subject to, any Liability (absolute or contingent) except borrowings, obligations (including purchase of federal funds) and Liabilities incurred in the ordinary course of business and consistent with past practice;

(c)paid any material obligation or Liability (absolute or contingent) other than current Liabilities reflected in or shown on the most recent balance sheet referred to in Section 5.4(a)(i) and current Liabilities incurred since that date in the ordinary course of business and consistent with past practice;

(d)declared or made, or agreed to declare or make, any payment of dividends or distributions of any Assets of any kind whatsoever to shareholders (except for inter-company dividends or distributions), or purchased or redeemed, or agreed to purchase or redeem, directly or indirectly, or otherwise acquire, any of its outstanding securities except for dividends and distributions paid in the ordinary course of business, not to exceed in the case of PSB $60.00 per share paid in September and $60.00 per share paid in December (if the Effective Date has not occurred by the time of such payment), and a special one-time distribution of $5,000,000 to be made prior to the Effective Date;

(e)except in the ordinary course of business, sold or transferred, or agreed to sell or transfer, any of its Assets, or canceled, or agreed to cancel, any debts or claims;

(f)except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its Assets, or requiring the consent of any party to the transfer and assignment of any of its Assets;

(g)suffered any Losses or waived any rights of value which in either event in the aggregate would have a Material Adverse Effect considering its business as a whole;

(h)except in the ordinary course of business, made or permitted any amendment or termination of any Contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole or made any, or agreed to make, any capital expenditures in amounts exceeding $25,000 individually or $150,000 as a whole;

(i)except in accordance with normal and usual practice, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or agreed to make any severance or termination pay to any present or former officer or employee;

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(j)except in accordance with normal and usual practice, increased the rate of compensation payable to or to become payable to any of its officers or employees or made any material increase in any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

(k)received notice or had Knowledge or reason to believe that any of its substantial customers has terminated or intends to terminate its relationship, which termination would have a Material Adverse Effect on its financial condition, results of operations, business, Assets or properties;

(l)failed to operate its business in the ordinary course so as to preserve its business substantially intact and to preserve in a material way the goodwill of its customers and others with whom it has business relations;

(m)entered into any other material transaction other than in the ordinary course of business; or

(n)agreed in writing, or otherwise, to take any action described in clauses (a) through (m) above, excluding (k).

Between the date hereof and the Effective Date, no PSB Company, without the express written approval of River Financial, will do any of the things listed in clauses (a) through (n) (excluding (k)) of this Section 5.5 except as permitted therein or as contemplated in this Agreement, and no PSB Company will enter into or amend any material Contract, other than Loans or renewals thereof entered into in the ordinary course of business, without the express written consent of River Financial.

5.6Title and Related Matters.

(a)Title. PSB has good and marketable title to all the properties, interest in properties and Assets, real and personal, that are material to the business of PSB, reflected in the most recent balance sheet referred to in Section 5.4(a)(i), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes to such balance sheet, (ii) Liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of PSB, the material structures and equipment of each PSB Company comply in all material respects with the requirements of all applicable Laws.

(b)Leases. The PSB Disclosure Letter sets forth a list and description of all real and personal property owned or leased by any PSB Company, either as lessor or lessee.

(c)Personal Property. The PSB Disclosure Letter sets forth a depreciation schedule of each PSB Company’s fixed Assets as of December 31, 2017.

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(d)Computer Hardware and Software. The PSB Disclosure Letter contains a description of all material agreements relating to data processing computer software and hardware now being used in the business operations of any PSB Company. PSB is not aware of any defects, irregularities or problems with any of its computer hardware or software which renders such hardware or software unable to satisfactorily perform the material tasks and functions to be performed by them in the business of any PSB Company.

5.7Commitments. No PSB Company is a party to any oral or written (i) Contracts for the employment of any officer or employee which is not terminable on 30 days’ (or less) notice, (ii) profit sharing, bonus, deferred compensation, savings, stock option, severance pay, pension or retirement plan, agreement or arrangement, (iii) loan agreement, indenture or similar agreement relating to the borrowing of money by any PSB Company, (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection, and guaranties made in the ordinary course of business, (v) collective bargaining agreement, or (vi) agreement with any present or former officer, director or principal shareholder of any PSB Company. Complete and accurate copies of all Contracts, plans and other items so listed have been made or will be made available to River Financial for inspection.

5.8Charter and Bylaws. The PSB Disclosure Letter contains true and correct copies of the articles of incorporation and bylaws of each PSB Company, including all amendments thereto, as currently in effect. There will be no changes in such articles of incorporation or bylaws prior to the Effective Date, without the prior written consent of River Financial.

5.9Litigation. Except as disclosed in or reserved for in PSB’s financial statements, there is no Litigation (whether or not purportedly on behalf of PSB) pending or, to the Knowledge of PSB, threatened against or affecting any PSB Company (nor does PSB have Knowledge of any facts which are likely to give rise to any such Litigation) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involves the possibility of any judgment or Liability not fully covered by insurance in excess of a reasonable deductible amount, or which may have a Material Adverse Effect on PSB, and no PSB Company is in Default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, which Default would have a Material Adverse Effect on PSB. To the Knowledge of PSB, each PSB Company has complied in all material respects with all material applicable Laws and Regulations including those imposing Taxes, of any applicable jurisdiction and of all states, municipalities, other political subdivisions and Agencies, in respect of the ownership of its properties and the conduct of its business, which, if not complied with, would have a Material Adverse Effect on PSB.

5.10Material Contract Defaults. No PSB Company is in Default in any material respect under the terms of any material Contract, agreement, lease or other commitment which is or may be material to the business, operations, properties or Assets, or the condition, financial or otherwise, of such company and, to the Knowledge of PSB, there is no event which, with notice or lapse of time, or both, may be or become an event of Default under any such material Contract, agreement, lease or other commitment in respect of which adequate steps have not been taken to prevent such a Default from occurring.

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5.11No Conflict with Other Instrument. The consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a Default under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which any PSB Company is a party and will not conflict with any provision of the charter or bylaws of any PSB Company.

5.12Governmental Authorization. Each PSB Company has all Permits that, to the Knowledge of PSB, are or will be legally required to enable any PSB Company to conduct its business in all material respects as now conducted by each PSB Company.

5.13Absence of Regulatory Communications; Filings. No PSB Company is subject to, nor has any PSB Company received during the past twelve (12) months, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised any material question concerning the condition, financial or otherwise, of such company. All reports, records, registrations, statements, notices and other documents or information required to be filed by PSB and PS Bank with any Agency have been duly and timely filed and, to the Knowledge of PSB, all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects.

5.14Absence of Material Adverse Effect. To the Knowledge of PSB, since the date of the most recent balance sheet provided under Section 5.4(a)(i), there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any PSB Company.

5.15Insurance.

Each PSB Company has in effect insurance coverage and bonds with reputable insurers which, in respect to amounts, types and risks insured, management of PSB reasonably believes to be adequate for the type of business conducted by such company. No PSB Company is liable for any material retroactive premium adjustment. All insurance policies and bonds are valid, enforceable and in full force and effect, and no PSB Company has received any notice of any material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, no PSB Company has been refused any insurance coverage which it has sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums that do not result from any extraordinary loss experience. All policies of insurance presently held or policies containing substantially equivalent coverage will be outstanding and in full force with respect to each PSB Company at all times from the date hereof to the Effective Date. PS Bank has no bank owned life insurance.

5.16Benefit Plans.

(a)All “employee benefit plans” (within the meaning of section 3(3) of ERISA) and all stock purchase, stock option, severance, employment, change-in-control, fringe

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benefit, bonus, incentive, deferred compensation, employee loan, and all other employee benefit plans, agreements, programs, policies or other arrangements, and whether or not subject to ERISA, under which any employee, former employee, director, officer, independent contractor or consultant of PSB or its Subsidiaries has any present or future right to benefits or under which PSB or its Subsidiaries has any present or future liability are referred to herein as the “PSB Plans.” Each material PSB Plan is identified in the PSB Disclosure Letter.

(b)With respect to each material PSB Plan, PSB has furnished or made available to River Financial a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination or opinion letter of the IRS, if applicable, (iii) the most recent summary plan description, (iv) any other written communication (or a description of any oral communication) by PSB or its Subsidiaries to employees of PSB or its Subsidiaries, including concerning the extent of any post-retirement medical or life insurance benefits provided under a PSB Plan, and (v) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(c)With respect to each PSB Plan, except to the extent that the inaccuracy of any of the representations set forth in this Section, individually or in the aggregate, have not had a Material Adverse Effect:

(i)each PSB Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code and other applicable Law, and all contributions required to be made under the terms of any PSB Plan have been timely made;

(ii)each PSB Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the knowledge of PSB, nothing has occurred, whether by action or failure to act, since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such PSB Plan;

(iii)there is no Litigation (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Agency or by any plan participant or beneficiary pending or threatened relating to PSB Plans, any fiduciaries thereof with respect to their duties to PSB Plans or the assets of any of the trusts under any PSB Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that could reasonably give rise to any such Litigation. No written or oral communication has been received from the PBGC in respect of any PSB Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein; and

(iv)no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in liability; no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code); and no “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code) or failure to timely satisfy any “minimum funding standard” (within the meaning of

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Section 302 of ERISA or Sections 412 or 430 of the Code), in each case whether or not waived, has occurred with respect to any PSB Plan.

(d)(i) Each PSB Plan pursuant to which PSB or any of its Subsidiaries could incur any current or projected liability in respect of post-employment or post-retirement health, medical, or life insurance benefits for current, former, or retired employees of PSB or any of its Subsidiaries (except as required to avoid an excise Tax under Section 4980B of the Code or otherwise except as may be required by applicable Law) (“retiree medical benefits”), and (ii) the provisions of each PSB Plan which provide retiree medical benefits may be terminated at any time by PSB or its Subsidiaries without liability to PSB or its Subsidiaries.

(e)Neither PSB nor any of its Subsidiaries is a party to any Contract that will, directly or in combination with other events, result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit as a result of the transactions contemplated by this Agreement, and neither the execution of this Agreement, PSB shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation to, any of the PSB Plans, (C) limit or restrict the right of PSB to merge, amend, or terminate any of the PSB Plans, (D) cause PSB to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (E) result in the payment of payments which would not be deductible under Section 280G of the Code.

5.17Buy-Sell Agreement. To the Knowledge of PSB, there are no agreements among any of its shareholders granting to any person or persons a right of first refusal in respect of the sale, transfer, or other disposition of shares of outstanding securities by any shareholder of PSB, any similar agreement or any voting agreement or voting trust in respect of any such shares.

5.18Brokers. All negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by PSB directly with River Financial and without the intervention of any other person, either as a result of any act of PSB, or otherwise, in such manner as to give rise to any valid claim against PSB for a finder’s fee, brokerage commission or other like payment except for any such arrangement between PSB and Porter White Capital, LLC.

5.19Approval of Agreement. The board of directors of PSB has approved this Agreement and the transactions contemplated by it and has authorized the execution and delivery by PSB of this Agreement. This Agreement constitutes the legal, valid and binding obligation of PSB, enforceable against it in accordance with its terms. Subject to the approval by the shareholders of PSB at the PSB Shareholders Meeting (to the extent required by applicable Law) and to the matters referred to in Section 8.2, PSB has full power, authority and legal right to enter into this Agreement, and, upon appropriate vote of the shareholders of PSB in accordance with this Agreement, PSB shall have full power, authority and legal right to consummate the transactions contemplated by this Agreement. PSB has no Knowledge of any fact or

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circumstance under which the appropriate regulatory approvals required by Section 8.2 will not be granted without the imposition of material conditions or material delays.

5.20Disclosure. No representation or warranty, nor any statement or certificate furnished or to be furnished to River Financial by PSB, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

5.21Proxy Statement. At the time of the PSB Shareholders Meeting, the Proxy Statement will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this section shall only apply to statements in or omissions from the Proxy Statement relating to descriptions of the business of PSB, its Assets, properties, operations, and capital stock or to information furnished in writing by PSB or its representatives expressly for inclusion in the Proxy Statement. For the avoidance of doubt, the representations and warranties in this section shall not apply to information furnished by River Financial or its representatives for inclusion in the Proxy Statement.

5.22Loans; Adequacy of Allowance for Loan Losses.

(a)ALLL. All reserves for loan losses shown on the most recent financial statements furnished by PSB have been calculated in accordance with GAAP and prudent and customary banking practices and are adequate in all material respects to reflect the risk inherent in the loans of PSB. PSB has no Knowledge of any fact which is likely to require a future material increase in the provision for loan losses or a material decrease in the loan loss reserve reflected in such financial statements.

(b)Validity. Each loan reflected as an Asset on the financial statements of PSB is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights generally and to general equitable principles and complies with all Laws to which it is subject. PSB does not have in its portfolio any loan exceeding its legal lending limit, or any loan to any insider in violation of Regulation O, and PSB has no known significant delinquent, substandard, doubtful, loss, nonperforming or problem loans. Each outstanding loan (including loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of PS Bank (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules. None of the agreements pursuant to which PS Bank has sold loans or pools of loans or participations in loans or pools of loans, to its Knowledge, contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

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5.23Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act and Flood Disaster Protection Act. PS Bank is in compliance in all material respects with the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. § 2801 et seq.), the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.), and the Flood Disaster Protection Act (42 USC § 4002, et seq.), and all regulations promulgated thereunder. PS Bank has not received any written notices of any violation of such acts or any of the regulations promulgated thereunder, and it has not received any written notice of any, and to the Knowledge of PS Bank there is no, threatened administrative inquiry, proceeding or investigation with respect to its compliance with such laws.

5.24Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. PS Bank is in material compliance with the Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations promulgated thereunder. PS Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, PS Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Customs Reports required by any agency of the United States Treasury Department, including the IRS. PS Bank has timely filed all Suspicious Activity Reports with the Financial Institutions – Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.

5.25Environmental Matters. Except for events or actions that do not constitute a Material Adverse Effect, to the Knowledge of PSB:

(a)neither PSB’s conduct nor its operation or the conduct or operation of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including in a fiduciary or agency capacity), violates or has violated Environmental Laws;

(b)there has been no release of any Hazardous Substance by PSB or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws;

(c)neither PSB nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Entity or any other Person asserting that PSB or any of its Subsidiaries or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property;

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(d)no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by PSB or any of its Subsidiaries or as a result of any operations or activities of PSB or any of its Subsidiaries at any location, and no other condition has existed or event has occurred with respect to PSB or any of its Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws, and, to the Knowledge of PSB, Hazardous Substances are not otherwise present at or about any such properties or facilities in an amount or condition that has resulted in or would reasonably be expected to result in Liability to PSB or any of its Subsidiaries under any Environmental Law;

(e)neither PSB, its Subsidiaries nor any of their respective properties or facilities are subject to, or are, to PSB’s Knowledge, threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities; and

(f)no property on which PSB or any of its Subsidiaries holds a Lien violates or violated any Environmental Law and no condition has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under any Environmental Law.

5.26Collective Bargaining. There are no labor contracts, collective bargaining agreements, letters of undertakings or other arrangements, formal or informal, between any PSB Company and any union or labor organization covering any PSB Company’s employees and none of said employees are represented by any union or labor organization.

5.27Labor Disputes. To the Knowledge of PSB, each PSB Company is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. No PSB Company is or has been engaged in any unfair labor practice, and, to the Knowledge of PSB, no unfair labor practice complaint against any PSB Company is pending before the National Labor Relations Board. Relations between management of each PSB Company and the employees are amicable and there have not been, nor to the Knowledge of PSB, are there presently, any attempts to organize employees, nor to the Knowledge of PSB, are there plans for any such attempts.

5.28Derivative Contracts. No PSB Company is a party to or has agreed to enter into a swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract or derivative security not included in PSB’s financial statements delivered under Section 5.4 hereof which is a financial derivative contract (including various combinations thereof).

5.29Intellectual Property. Each PSB Company owns or has a valid license to use all of the Intellectual Property used by such PSB Company in the course of its business. Each PSB Company is the owner of or has a license to any Intellectual Property sold or licensed to a third

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party by each PSB Company in connection with the PSB Company’s business operations, and the PSB Company has the right to convey by sale or license any Intellectual Property so conveyed. No PSB Company has received notice of Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or overtly threatened, that challenge the rights of a PSB Company with respect to Intellectual Property used, sold or licensed by the PSB Company in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of PSB, the conduct of each PSB Company’s business does not infringe any Intellectual Property of any other person. No PSB Company is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property.

5.30Technology Systems.

(a)No action will be necessary as a result of the transactions contemplated by this Agreement to enable the Technology Systems and computer systems that are used by any PSB Company to be continued by River Financial to the same extent and in the same manner that it has been used by any PSB Company except as provided in the applicable contracts.

(b)The Technology Systems (for a period of 24 months prior to the Effective Date) have not suffered unplanned disruption causing a Material Adverse Effect. Except for ongoing payments due under relevant third party agreements and rights contained in applicable contracts, the Technology Systems are free from any Liens.

(c)No PSB Company has received notice of or is aware of any material circumstances including, without limitation, the execution of this Agreement, that would enable any third party to terminate any of such PSB Company’s agreements or arrangements relating to the Technology Systems (including maintenance and support) other than rights contained in applicable contracts.

5.31Community Reinvestment Act Compliance. PS Bank is an insured depository institution and has complied in all material respects with the Community Reinvestment Act of 1977 (“CRA”) and the rules and regulations thereunder, and has a composite CRA rating of not less than “satisfactory.”

5.32Transaction Costs. The PSB Disclosure Letter sets forth an estimate of attorneys’ fees, investment banking fees, accounting fees and other costs or fees of PSB and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Effective Date in connection with the Merger and the other transactions contemplated by this Agreement.

5.33Termination Penalties. The PSB Disclosure Letter sets forth a list of each Contract to which any PSB Company is a party which, to the Knowledge of PSB, contains a fee or penalty for early termination or deconversion in excess of $100,000.

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5.34No Additional Representations.

(a)Except for the representations and warranties made by PSB in this Article 5, neither PSB nor any other Person makes any express or implied representation or warranty with respect to PSB or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and PSB hereby disclaims any such other representations or warranties.

(b)Notwithstanding anything contained in this Agreement to the contrary, PSB acknowledges and agrees that none of River Financial or any other Person has made or is making any representations or warranties relating to River Financial whatsoever, express or implied, beyond those expressly given by River Financial in Article 4 hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding River Financial furnished or made available to PSB or any of its representatives.

Article 6
ADDITIONAL COVENANTS

6.1Additional Covenants of River Financial. River Financial covenants to and with PSB as follows:

(a)Operations. River Financial will conduct its business and the business of each River Financial Company in a manner consistent with its historic practice and will use its reasonable best efforts to maintain its relationships with its depositors, customers and employees. No River Financial Company will engage in any material transaction outside the ordinary course of business or make any material change in its accounting policies or methods of operation, nor will River Financial permit the occurrence of any change or event which would render any of the representations and warranties in Article 4 hereof untrue in any material respect at and as of the Effective Date with the same effect as though such representations and warranties had been made at and as of such Effective Date.

(b)Securities Exemptions. The shares of River Financial common stock to be issued pursuant to the Merger shall be issued pursuant to exemption from registration under the Securities Act of 1933 and applicable state Law and may be subject to certain restrictions on transfer. As reasonably requested, PSB shall cooperate with River Financial to utilize appropriate exemptions.

(c)Financial Statements. Prior to the Effective Date, River Financial shall furnish to PSB:

(i)As soon as practicable and in any event within forty-five (45) days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations of River Financial for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of River Financial as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding

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periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

(ii)Promptly upon receipt thereof, copies of all audit reports submitted to River Financial by independent auditors in connection with each annual, interim or special audit of the books of River Financial made by such auditors;

(iii)As soon as practicable, copies of all such financial statements and reports as it shall send to its shareholders;

(d)Employee Benefit Matters.

(i)River Bank shall retain all employees of PS Bank for a period of nine (9) months following the Effective Date at their current salary with benefits provided under River Bank’s existing benefit plans as set forth below in subsection (d)(ii) below. PS Bank employees will have the opportunity to interview for any open or newly created positions at all River Bank locations. Any employee of PS Bank not retained after such nine month period will receive his or her current salary for a period of 120 days following termination. Notwithstanding any of the foregoing, any PS Bank employee may be terminated at any time for cause under River Bank policies and procedures without any compensation or severance benefits except for that which is provided under River Bank policies or by contract.

(ii)All employees of any PSB Company who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be entitled, to the extent permitted by applicable Law, to participate in all employee benefit plans, policies, programs, and arrangements of Resulting Corporation and its Subsidiaries to the same extent as employees of River Financial and its Subsidiaries, except as stated otherwise in this section, and, if permitted, shall be given credit under each such employee benefit plan, policy, program and arrangement after the Effective Date for their service with PSB or its Subsidiaries (or any predecessor thereto) prior to the Effective Date for all purposes. Employees of any PSB Company who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be allowed to participate as of the Effective Date in the medical and dental benefits plan of the Resulting Corporation and its Subsidiaries as new employees, and the time of employment of such employees who are employed at least 30 hours per week with any PSB Company as of the Effective Date shall be counted as employment under such dental and medical plans of the Resulting Corporation and its subsidiaries for purposes of calculating any 30 day waiting period and pre-existing condition limitations. Without limiting the generality of the foregoing, to the extent permitted by applicable Law and not prohibited by the benefit plans of the Resulting Corporation and its subsidiaries, the period of service with the appropriate PSB Company of all employees who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be recognized for vesting and eligibility purposes. In addition, if the Effective Date falls within an annual period of coverage under any group health plan of the Resulting Corporation and its Subsidiaries, each such PSB Company employee shall be given credit for covered expenses paid by that employee under comparable employee benefit plans of the PSB Company during the applicable coverage period through the Effective Date towards satisfaction of any annual deductible limitation and out-of-pocket maximum that may apply under that group health plan of the Resulting Corporation and its Subsidiaries.

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(iii)In the event of any termination of any PSB or its Subsidiary health plan (a “PSB health plan”), River Financial and River Bank shall make available to the continuing employees of a PSB Company and their dependents, employer-provided health care coverage under health plans provided by River Financial and River Bank. Unless such continuing employee affirmatively terminates coverage under a PSB health plan prior to the time that the continuing employee becomes eligible to participate in the River Bank health plan, no coverage of any continuing employees or their dependents shall terminate under any of the PSB health plans prior to the time such continuing employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees and their dependents of River Financial and River Bank. In the event River Bank terminates any PSB health plan or consolidates any PSB health plan with any River Bank health plan, individuals covered by the PSB health plan shall be entitled to immediate coverage under a health plan in accordance with the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations issued thereunder, including limitations on pre-existing condition exclusions, nondiscrimination and special enrollment rights.

(iv)Consistent with subparagraph (i) above, River Financial, River Bank and PSB shall cooperate to develop, implement and communicate to key employees of PSB retention arrangements designed to retain the services of such key employees, as appropriate, through the Effective Date and thereafter until the date of PSB’s operating systems and branch conversions, as determined by River Financial; provided, however, that PSB shall not be required to incur any costs prior to the Effective Date in connection with any retention arrangements.

(v)Prior to the Effective Date, PSB, and following the Effective Date, the Resulting Corporation, shall use commercially reasonable efforts in good faith to obtain a favorable determination letter from the Internal Revenue Service with respect to the PSB 401(k) Plan (the “PSB qualified plan”). Prior to the Effective Date, PSB, and following the Effective Date, the Resulting Corporation, will adopt such amendments to the PSB qualified plan as may be reasonably required by the IRS as a condition to granting such favorable determination letter on termination. Following the effective termination date of the PSB qualified plan, neither PSB, prior to the Effective Date, nor the Resulting Corporation, following the Effective Date, shall make any distribution from the PSB qualified plan except (i) as may be required by applicable law, or (ii) in accordance with PSB qualified plan’s terms regarding distributable events in the ordinary course other than due to the termination of such plan (e.g., due to retirements or terminations of employees), until receipt of such favorable determination letter. Any distributions may, at the recipient’s option, be rolled into a defined contribution plan of River Financial, subject to River Financial’s discretion: (i) to reject any such rollover if it may reasonably jeopardize the qualified status of River Financial’s qualified plan; and (ii) to reject non-cash rollovers or rollovers of plan loans. In the case of a conflict between the terms of this Section and the terms of the PSB qualified plan, the terms of the such plan shall control; provided, however, in the event of any such conflict, PSB, before the Effective Date, and the Resulting Corporation, after the Effective Date, shall use their reasonable best efforts to cause such plan to be amended to conform to the requirements of this Section.

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(e)Indemnification, Exculpation and Insurance.

(i)For a period of six (6) years from and after the Effective Date, in the event of any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative, in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer of PSB or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (A) the fact that he or she is or was a director, officer, or employee of PSB, any of its Subsidiaries, or any of its predecessors, or (B) this Agreement or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Date, River Financial shall indemnify and hold harmless, to the fullest extent permitted by applicable law each such Indemnified Party against any Liability (including advancement of reasonable attorneys' fees and expenses prior to the final disposition of any claim, suit, proceeding, or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding, or investigation.

(ii) River Financial agrees that all rights to indemnification and all limitations on Liability existing in favor of the directors, officers, and employees of PSB and its Subsidiaries (the “Covered Parties”) as provided in their respective organizational documents as in effect as of the date of this Agreement or in any indemnification agreement in existence on the date of this Agreement with PSB or its Subsidiaries with respect to matters occurring prior to the Effective Date shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto; provided, that nothing contained in this Section shall be deemed to preclude any liquidation, consolidation, or merger after the Effective Date of any PSB Subsidiaries, in which case all of such rights to indemnification and limitations on Liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation, or merger. Without limiting the foregoing, in any case in which approval by River Financial is required to effectuate any indemnification, River Financial shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between River Financial and the Indemnified Party.

(iii)For a period of six (6) years after the Effective Date, River Financial will directly or indirectly cause the Persons who served as directors or officers of PSB or its Subsidiaries immediately prior to the Effective Date to be covered by PSB's existing directors' and officers' liability insurance policy with respect to acts or omissions occurring prior to the Effective Date which were committed by such officers and directors in their capacity as such; provided, however, that (A) River Financial may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy, (B) in no event shall River Financial be required to expend more than 300% per year of coverage of the amount currently expended by PSB per year of coverage as of the date of this Agreement (the “maximum amount”) to maintain or procure insurance coverage pursuant hereto, and (C) if notwithstanding the use of reasonable best efforts to do so, River Financial is unable to maintain or obtain the insurance called for by this Section, River Financial shall obtain as much comparable insurance as available for the maximum amount. Such insurance coverage

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shall commence at the Effective Date and will be provided and prepaid for a period of no less than six years after the Effective Date.

(iv)Any Indemnified Party wishing to claim indemnification under this Section 6.1(e) shall promptly notify River Financial upon learning of any claim, provided that, failure to so notify shall not affect the obligation of River Financial under this Section 6.1(e), unless, and only to the extent that, River Financial is materially prejudiced in the defense of such claim as a consequence. In the event of any such claim (whether asserted or claimed prior to, at or after the Effective Date), (i) River Financial shall have the right to assume the defense thereof and River Financial shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if River Financial elects not to assume such defense or counsel for an Indemnified Party or advises that there are substantive issues which raise conflicts of interest between River Financial and the Indemnified Party under attorney rules of professional responsibility, the Indemnified Party may retain counsel satisfactory to him or her, and River Financial shall pay all reasonable fees and expenses of such counsel for the Indemnified Party, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) River Financial shall not be liable for any settlement effected without its prior written consent, not to be unreasonably withheld, and (iv) River Financial shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.

(f)Acquisition. Without the prior written consent of PSB, River Financial shall not and shall cause its Subsidiaries not to enter into a definitive agreement respecting an acquisition of River Financial or River Bank. Nothing in this Section or elsewhere in this Agreement shall prohibit or apply to the purchase by River Bank of any branches or the opening of any de novo branches or any transaction, including a merger or other business combination, where River Financial is the surviving corporation and the shareholders of River Financial as of the date of this Agreement continue to own at least fifty percent (50%) of the outstanding voting securities of River Financial; provided, however, that no branch purchase or opening, merger or other business combination shall impair the ability of River Financial to consummate the First Step Merger or the Merger or serve as a basis to terminate this Agreement.

(g)Stock Sale Treatment. The First Step Merger and the Merger will be structured for tax purposes to afford stock sale treatment to the shareholders of PSB.

(h)Press Release and Announcements. On and after the Effective Date, River Financial agrees that it will not make any public announcement, issue any press release or other publicity or confirm any statements by any person not a party to this Agreement concerning the financial value of transactions contemplated hereby. Notwithstanding the foregoing, River Financial hereto reserves the right to make any disclosure if, in its reasonable discretion, River Financial deems such disclosure required by Law. In that event, River Financial shall provide to the Chairman, President and CEO of PSB the text of such disclosure sufficiently in advance to enable him to have a reasonable opportunity to comment thereon.

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6.2Additional Covenants of PSB. PSB covenants to and with River Financial as follows:

(a)Operations. PSB will conduct its business and the business of each PSB Company in a manner consistent with its historic practice and will use its reasonable best efforts to maintain its relationships with its depositors, customers and employees. No PSB Company will engage in any material transaction outside the ordinary course of business or make any material change in its accounting policies or methods of operation, nor will PSB permit the occurrence of any change or event which would render any of the representations and warranties in Article 5 hereof untrue in any material respect at and as of the Effective Date with the same effect as though such representations and warranties had been made at and as of such Effective Date.

(b)PSB Shareholders Meeting; Best Efforts. PSB will cooperate with River Financial in the preparation of any regulatory filings and will cause the PSB Shareholders Meeting to be held for the purpose of approving the Merger as soon as practicable, and will use its best efforts to bring about the transactions contemplated by this Agreement, including shareholder approval of this Agreement (to the extent required by applicable Law and the PSB articles of incorporation and bylaws), as soon as practicable unless this Agreement is terminated as provided herein. The board of directors of PSB shall recommend adoption of this Agreement by the shareholders of PSB (to the extent required by applicable Law and the PSB articles of incorporation and bylaws) (the “PSB Recommendation”), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to River Financial such recommendation or take any action or make any statement in connection with the PSB Shareholders Meeting inconsistent with such recommendation (collectively, a “Change in the PSB Recommendation”); provided the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the PSB Recommendation) of factual information regarding the business, financial condition or results of operations of River Financial or PSB or the fact that an Acquisition Proposal has been made to PSB, the identity of the party making such proposal or the material terms of such proposal (provided, that the board of directors of PSB does not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to River Financial its recommendation) in the Proxy Statement or otherwise, to the extent such information, facts, identity or terms is required to be disclosed under applicable law; and, provided further, that the board of directors of PSB may make a Change in the PSB Recommendation (x) pursuant to Section 6.2(c) hereof or (y) prior to the PSB Shareholders Meeting if the board of directors of PSB determines in good faith that a Material Adverse Effect has occurred with respect to River Financial. Notwithstanding any Change in the PSB Recommendation, this Agreement shall be submitted to the shareholders of PSB at the PSB Shareholders Meeting (to the extent required by applicable Law and the PSB articles of incorporation and bylaws) for the purpose of adopting the Agreement and approving the Merger, provided that this Agreement shall not be required to be submitted to the shareholders of PSB at the PSB Shareholders Meeting if this Agreement has been terminated pursuant to Section 13.2 hereof.

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(c)No Solicitation by PSB.

(i)PSB shall not and shall cause its directors, officers and employees not to, and shall use and cause its Subsidiaries to use commercially reasonable efforts to cause their respective officers, directors, agents, counsel and financial advisers (collectively for purposes of this Section, “Representatives”) not to, directly or indirectly, (A) solicit, initiate, endorse, or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer (whether firm or hypothetical) that is reasonably likely to lead to any Acquisition Proposal, (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information or data with respect to, any Acquisition Proposal, (C) approve or recommend any Acquisition Proposal, or (D) approve or recommend, or propose publicly to approve or recommend, or execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement which directly or indirectly contains an Acquisition Proposal. PSB shall, and shall cause each of its Subsidiaries and the Representatives of PSB and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, (B) except for any confidential informational memorandum provided prior to the date hereof, request the prompt return or destruction of all confidential information previously furnished in connection therewith and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or any of its Affiliates or Representatives is a party, and shall enforce the provisions of any such agreement. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the PSB shareholder approval, (1) PSB receives an unsolicited written Acquisition Proposal that the PSB board of directors believes in good faith to be bona fide, (2) such Acquisition Proposal was not the result of a violation of this Section, (3) the PSB board of directors determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and (4) the PSB board of directors determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to below in clause (x) or (y) of this Section would violate its fiduciary duties under applicable Law, then PSB may (and may authorize its Subsidiaries and its and their Representatives to) (x) furnish non-public information with respect to PSB and its Subsidiaries to the Person making such Acquisition Proposal (and its representatives) pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to PSB than, those set forth in the confidentiality provisions of the Confidentiality Agreement entered into between PSB and River Financial dated March 7, 2018; provided, that any non-public information provided to any Person given such access shall have previously been provided to River Financial or shall be provided to River Financial prior to or concurrently with the time it is provided to such Person, (y) participate in discussions or negotiations with the Person making such Acquisition Proposal (and such Person’s representatives) regarding such Acquisition Proposal, and (z) terminate this Agreement pursuant to Section 13.2(e) to enter into a binding agreement with respect to such Acquisition Proposal that constitutes a Superior Proposal.

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(ii)Prior to taking any action under Section 6.2(c)(i)(z), PSB shall comply with the following obligations:

(A)within five (5) Business Days after notice to River Financial of receipt of an Acquisition Proposal pursuant to Section 6.2(c)(iii) of this Agreement, the PSB board of directors shall determine in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by River Financial pursuant to this Section;

(B)within five (5) Business Days after notice to River Financial of receipt of an Acquisition Proposal pursuant to Section 6.2(c)(iii) of this Agreement, PSB shall give River Financial at least five (5) Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal, including the identity of the party making such Superior Proposal), and shall contemporaneously provide an unredacted copy of the relevant proposed transaction agreements with the party making such Superior Proposal) to River Financial; and

(C)PSB shall negotiate, and shall cause its Representatives to negotiate, in good faith with River Financial during such notice period to the extent River Financial wishes to negotiate, to enable River Financial to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal. In the event of any material change to the terms of such Superior Proposal, PSB shall, in each case, be required to deliver to River Financial a new written notice, the notice period shall have recommenced and PSB shall be required to comply with its obligations under this Section with respect to such new written notice, except that the deadline for such new written notice shall be reduced to three (3) Business Days (rather than five (5) Business Days referenced in clause (B) above).

(iii)In addition to the obligations of PSB set forth in Sections 6.2(c)(i) and (ii), PSB promptly (and in any event within 48 hours of receipt) shall advise River Financial in writing in the event PSB or any of its Subsidiaries or Representatives receives (A) any Acquisition Proposal or (B) any request for non-public information (other than requests for information in the ordinary course of business consistent with past practice and unrelated to an Acquisition Proposal) or to engage in any negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal, in each case together with the material terms and conditions of such Acquisition Proposal or request the identity of the Person making any such Acquisition Proposal or request. PSB shall keep River Financial informed (orally and in writing) in all material respects on a timely basis of the status (including after the occurrence of any material amendment or modification) of any such Acquisition Proposal or request and shall provide River Financial with copies of all material documentation and correspondence related thereto. Without limiting any of the foregoing, PSB shall promptly (and in any event within 48 hours) notify River Financial orally and in writing if it determines to begin providing non-public information or to engage in negotiations concerning an Acquisition Proposal pursuant to this Section and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

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(d)Director Recommendation. Subject to Section 6.2(c) above, and to their fiduciary duties as directors, the members of the board of directors of PSB agree to support publicly the Merger.

(e)Financial Statements and Monthly Status Reports. Until the Effective Date, PSB shall furnish to River Financial:

(i)As soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, statements of operations of PS Bank for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a statement of financial condition of PS Bank as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

(ii)Promptly upon receipt thereof, copies of all audit reports submitted to PSB by independent auditors in connection with each annual, interim or special audit of the books of PSB or PS Bank made by such accountants;

(iii)As soon as practicable, copies of all such financial statements and reports as it shall send to its shareholders and of such regular and periodic reports as PSB may file with any Agency; and

(iv)With reasonable promptness, such additional financial data, including copies of all journal entries, as River Financial may reasonably request.

Article 7
MUTUAL COVENANTS AND AGREEMENTS

7.1Best Efforts, Cooperation. Subject to the terms and conditions herein provided, River Financial and PSB each agrees to use its reasonable best efforts promptly to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise, including, without limitation, promptly making required deliveries of stockholder lists and stock transfer reports and attempting to obtain all necessary Consents and waivers and regulatory approvals, including the holding of any regular or special board meetings, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement. The officers of each Party to this Agreement shall fully cooperate with officers and employees, accountants, counsel and other representatives of the other Parties not only in fulfilling the duties hereunder of the Party of which they are officers but also in assisting, directly or through direction of employees and other persons under their supervision or control, such as stock transfer agents for the Party, the other Parties requiring information which is reasonably available from such Party.

7.2Press Release. Each Party hereto agrees that, unless approved by the other Party in advance, such Party will not make any public announcement, issue any press release or other publicity or confirm any statements by any person not a party to this Agreement concerning the transactions contemplated hereby. Notwithstanding the foregoing, each Party hereto reserves the

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right to make any disclosure if such Party, in its reasonable discretion, deems such disclosure required by Law. In that event, such Party shall provide to the other Party the text of such disclosure sufficiently in advance to enable the other Party to have a reasonable opportunity to comment thereon.

7.3Mutual Disclosure. Each Party hereto agrees to promptly furnish to each other Party hereto its public disclosures and filings not precluded from disclosure by Law including but not limited to Call Reports, Y-3 applications, reports on Form Y-6, quarterly or special reports to shareholders, Tax returns, SEC registration statements and filings, and similar documents.

7.4Access to Properties and Records. Subject to any regulatory prohibition and applicable Law, each Party hereto shall afford the officers and authorized representatives of the other Party reasonable access to the Assets, books and records of such Party in order that such other Party may have full opportunity to make such investigation as it shall desire of the affairs of such Party and shall furnish to such Party such additional financial and operating data and other information as to its businesses and Assets as shall be from time to time reasonably requested, provided that any such access or investigation by a Party shall not interfere unnecessarily with normal operations of the other Party and provided further that no environmental testing or investigation shall be performed after the date of this Agreement. All such information that may be obtained by any such Party will be held in confidence by such Party, will not be disclosed by such Party or any of its representatives except in accordance with this Agreement, and will not be used by such Party for any purpose other than the accomplishment of the Merger as provided herein. In addition, the Parties acknowledge and agree that the Non-Disclosure Agreement dated March 7, 2018 shall remain in full force and effect. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require any Party to provide information on such Party that would constitute “confidential supervisory information” or otherwise violate the provisions of 12 C.F.R. Part 309.

7.5Notice of Adverse Changes. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

7.6PSB Tax Return for Pre-Closing Taxable Period. With respect to any Tax return covering a taxable period ending on or before the Effective Date (a “Pre-Closing Taxable Period”) that is required to be filed after the Effective Date with respect to PSB and PS Bank, (i) PSB’s current accounting firm (McKinney and Lively PC), or such other firm designated by C. Richard Moore, Jr., the Tax representative of PSB (the “PSB Tax Representative”), shall cause such Tax return to be prepared (in a manner consistent with practices followed in prior Tax periods and in compliance with applicable Law except as required by a change in Law or fact) and shall deliver such Tax return as so prepared to River Financial not later than thirty (30) days prior to the due date (including extensions) for filing such Tax return for River Financial’s review and approval, which approval shall not be unreasonably withheld, (ii) the PSB Tax Representative and River Financial shall reasonably cooperate and consult to finalize such

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return, and (iii) thereafter, River Financial shall cause such Tax return to be executed and duly and timely filed with the appropriate Tax authority and shall pay all Taxes shown as due and payable on such Tax return, provided that River Financial shall not be obligated to pay any federal income tax due for federal income Tax purposes for operations prior to the Closing, except to the extent any such Tax is accrued on the financial statements of PSB or PS Bank.

Article 8
CONDITIONS TO OBLIGATIONS OF ALL PARTIES

The obligations of River Financial and PSB to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction, in the reasonable discretion of the Party relying upon such conditions, on or before the Effective Date of all the following conditions, except as such Parties may waive such conditions in writing:

8.1Approval by Shareholders. At the PSB Shareholders Meeting, this Agreement shall have been duly approved by the vote of the holders of not less than the requisite number of the issued and outstanding securities as is required by applicable Law and articles of incorporation and bylaws.

8.2Regulatory Authority Approval.

(a)Orders, Consents and approvals, in form and substance reasonably satisfactory to River Financial and PSB, shall have been entered by the Board of Governors of the Federal Reserve System, the FDIC and the ASBD and other appropriate Agencies (i) granting the authority necessary for the consummation of the transactions contemplated by this Agreement, including the Subsidiary Bank Merger and the special one-time distribution of $5,000,000 to be made by PSB to its shareholders prior to the Effective Date in addition to its ordinary and regular distributions, and (ii) satisfying all other requirements prescribed by Law. No Order, Consent or approval so obtained which is necessary to consummate the transactions as contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the board of directors of River Financial or the board of directors of PSB would so materially adversely impact the economic benefits of the transaction as contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

(b)Each Party shall have obtained any and all other Consents required for consummation of the Merger (other than those referred to in Section 8.2(a) of this Agreement) for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the board of directors of River Financial or the board of directors of PSB would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

8.3Litigation. There shall be no pending or threatened Litigation in any court or any pending or threatened proceeding by any governmental commission, board or Agency, with a view to seeking or in which it is sought to restrain or prohibit consummation of the transactions

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contemplated by this Agreement or in which it is sought to obtain divestiture, rescission or damages in connection with the transactions contemplated by this Agreement and no investigation by any Agency shall be pending or threatened which might result in any such suit, action or other proceeding.

Article 9
CONDITIONS TO OBLIGATIONS OF PSB

The obligations of PSB to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all the following conditions except as PSB may waive such conditions in writing:

9.1Representations, Warranties and Covenants. Notwithstanding any investigation made by or on behalf of PSB, all representations and warranties of River Financial contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of such Effective Date, and River Financial shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

9.2Adverse Changes. There shall have been no changes after the date of the most recent balance sheet provided under Section 4.3(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition or affairs of River Financial which in their total effect constitute a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of River Financial which would impair the rights of PSB or its shareholders pursuant to this Agreement.

9.3Closing Certificate. In addition to any other deliveries required to be delivered hereunder, PSB shall have received a certificate from the CEO, President or a Vice President and from the Secretary or Assistant Secretary of River Financial dated as of the Closing certifying that:

(a)the board of directors of River Financial has duly adopted resolutions approving this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

(b)each person executing this Agreement on behalf of River Financial is an officer of River Financial holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

(c)the articles of incorporation and bylaws of River Financial remain in full force and effect and have not been amended or modified since the date of this Agreement except in accordance with this Agreement;

(d)such persons have no Knowledge of a basis for any material claim, in any court or before any Agency or arbitration or otherwise against, by or affecting River Financial or

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the business, prospects, condition (financial or otherwise), or Assets of River Financial which would prevent the performance of this Agreement or the transactions contemplated by this Agreement or declare the same unlawful or cause the rescission thereof;

(e)to such persons’ Knowledge, the Proxy Statement delivered to PSB’s shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such Persons need not express a statement as to information concerning or provided by PSB for inclusion in such Proxy Statement); and

(f)River Financial is in compliance with the conditions set forth in Sections 9.1 and 9.2 above.

9.4Fairness Opinion. PSB shall have received from Porter White Capital, LLC prior to the mailing of the Proxy Statement a letter setting forth its opinion that the Merger Consideration to be received by the shareholders of PSB under the terms of this Agreement is fair to them from a financial point of view, and such opinion shall not have been withdrawn or materially modified as of the Effective Date.

9.5Other Matters. There shall have been furnished to such counsel for PSB certified copies of such corporate records of River Financial and copies of such other documents as such counsel may reasonably have requested for such purpose, including certificates of existence and good standing of River Financial and each Subsidiary of River Financial issued by the appropriate governmental Agency dated within 15 days of the Effective Date.

9.6Material Events. There shall have been no determination by the board of directors of PSB that the transactions contemplated by this Agreement have become impractical because of any state of war or declaration of a banking moratorium in the United States.

9.7No Superior Proposal. PSB shall not have received a Superior Proposal.

Article 10
CONDITIONS TO OBLIGATIONS OF RIVER FINANCIAL

The obligations of River Financial to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all of the following conditions except as River Financial may waive such conditions in writing:

10.1Representations, Warranties and Covenants. Notwithstanding any investigation made by or on behalf of River Financial, all representations and warranties of PSB contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of the Effective Date, and PSB shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

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10.2Adverse Changes. Subject to the PSB Disclosure Letter, there shall have been no changes after the date of the most recent balance sheet provided under Section 5.4(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition, or affairs of PSB which constitute a Material Adverse Effect, nor shall there have been any material changes in the laws governing the business of PSB which would impair River Financial’s rights pursuant to this Agreement.

10.3Closing Certificate. In addition to any other deliveries required to be delivered hereunder, River Financial shall have received a certificate from PSB executed by the CEO, President, or Vice President and from the Secretary or Assistant Secretary of PSB dated as of the Closing certifying that:

(a)the board of directors of PSB has duly adopted resolutions approving this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

(b)the shareholders of PSB have duly adopted resolutions approving the Merger and such resolutions have not been amended or modified and remain in full force and effect;

(c)each person executing this Agreement on behalf of PSB is an officer of PSB holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

(d)the articles of incorporation and bylaws of PSB and PS Bank remain in full force and effect and have not been amended or modified since the date of this Agreement;

(e)to such persons’ Knowledge, the Proxy Statement delivered to PSB’s shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons need only express a statement as to information concerning or provided by PSB for inclusion in such Proxy Statement); and

(f)PSB is in compliance with the conditions of Sections 10.1 and 10.2 above.

10.4Other Matters. There shall have been furnished to counsel for River Financial certified copies of such corporate records of PSB and copies of such other documents as such counsel may reasonably have requested for such purpose, including certificates of existence and good standing of PSB and each PSB Subsidiary issued by the appropriate governmental Agency and dated within 15 days of the Effective Date.

10.5Dissenters. The number of shares as to which shareholders of PSB have exercised dissenters’ rights of appraisal under Section 3.6 does not exceed 5 percent of the outstanding shares of common stock of PSB.

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10.6Material Events. There shall have been no determination by the board of directors of River Financial that the transactions contemplated by this Agreement have become impractical because of any state of war or declaration of a banking moratorium in the United States.

10.7Fairness Opinion. River Financial shall have received from Sheshunoff & Co. Investment Banking a letter setting forth its opinion that the Merger Consideration to be paid by River Financial is fair to the shareholders of River Financial from a financial point of view, and such opinion shall not have been withdrawn or materially modified as of the Effective Date.

Article 11
TERMINATION OF REPRESENTATIONS AND WARRANTIES

All representations and warranties provided in Articles 4 and 5 of this Agreement or in any closing certificate pursuant to Articles 9 and 10 shall be deemed only conditions to the Merger and shall terminate and be extinguished at and shall not survive the Effective Date. All covenants, agreements and undertakings required by this Agreement to be performed by any Party hereto following the Effective Date shall survive such Effective Date and be binding upon such Party. If the Merger is not consummated, all representations, warranties, obligations, covenants, or agreements hereunder or in any certificate delivered hereunder relating to the transaction which is not consummated shall be deemed to be terminated or extinguished, except that the next to last sentence of Section 7.4, and Sections 7.2, 6.1(e), 13.2(e), 13.2(f), 13.2(g), 13.3, Article 11, Article 15 and any applicable definitions of Article 14, shall survive.

Items disclosed in the Exhibits and Schedules attached hereto or in any Disclosure Letter are incorporated into this Agreement and form a part of the representations, warranties, covenants or agreements to which they relate.

Article 12
NOTICES

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so received:

(a)If to PSB:

C. Richard Moore, Jr.

President and CEO

PSB Bancshares, Inc.

620 2nd Avenue N

Clanton, Alabama 35046

Telephone: (205) 755-2240

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with copies to:

Alan Deer, Esq.

Balch & Bingham LLP

1901 Sixth Ave N, Suite 1500

Birmingham, Alabama 35203

Telephone: (205) 226-3405

or as may otherwise be specified by PSB in writing to River Financial.

(b)If to River Financial:

Jimmy Stubbs

CEO

River Bank & Trust

2611 Legends Drive

Prattville, Alabama 36066

Telephone: (334) 290-1012

with copies to:

Michael D. Waters, Esq.

Jones Walker LLP

1819 Fifth Ave N, Suite 1100

Birmingham, Alabama 35203

Telephone: (205) 244-5210

or as may otherwise be specified in writing by River Financial to PSB.

Article 13
AMENDMENT OR TERMINATION

13.1Amendment. This Agreement may be amended by the written mutual consent of River Financial and PSB before or after approval of the transactions contemplated herein by the shareholders of PSB.

13.2Termination. This Agreement may be terminated at any time prior to or on the Effective Date whether before or after action thereon by the shareholders of PSB, as follows:

(a)by the mutual written consent of the respective boards of directors of PSB and River Financial;

(b)by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the

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Merger under the standard set forth in Section 10.1 of this Agreement in the case of River Financial and Section 9.1 of this Agreement in the case of PSB;

(c)by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach, or if any of the conditions to the obligations of such Party contained in this Agreement in Article 9 as to PSB or Article 10 as to River Financial shall not have been satisfied in full;

(d)by the board of directors of either River Financial or PSB if all transactions contemplated by this Agreement shall not have been consummated on or prior to January 31, 2019 if the failure to consummate the transactions provided for in this Agreement on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section;

(e)by PSB, if before the PSB Shareholders Meeting, the board of directors of PSB authorizes PSB, subject to complying with Section 6.2(c), to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, provided that, upon such termination pursuant hereto PSB shall pay promptly the sum of $900,000 to River Financial to reimburse River Financial for its expenses, and not as damages, incurred in connection with the Agreement; provided, however, that in the event of termination pursuant to the foregoing, to the extent that PSB is unable to pay the sum in cash without violating applicable bank regulations, the sum otherwise payable in cash may instead be paid pursuant to a promissory note secured by all of the capital stock of PS Bank, which note shall bear a market rate of interest and be executed and delivered within the time period otherwise provided in this Section 13.2(e), subordinated to existing indebtedness for borrowed money to the extent required by the terms of such indebtedness, and payable five years from the date of termination of this Agreement;

(f)by River Financial, if (a) the board of directors of PSB shall have recommended to the shareholders of PSB that they tender their shares in a tender or exchange offer commenced by an un-affiliated third party for more than 20% of the outstanding PSB Common Stock, (b) the board of directors of PSB shall have effected a Change in PSB Recommendation or recommended to the PSB shareholders acceptance or approval of a Superior PSB Proposal, (c) PSB shall have notified River Financial in writing that PSB is prepared to accept a Superior PSB Proposal, or (d) the board of directors of PSB shall have resolved to do any of the foregoing, provided that, upon such termination pursuant hereto PSB shall pay promptly the sum of $900,000 to River Financial to reimburse River Financial for its expenses, and not as damages, incurred in connection with the Agreement; provided, however, that in the event of termination pursuant to the foregoing, to the extent that PSB is unable to pay the sum in cash without violating applicable bank regulations, the sum otherwise payable in cash may instead be paid pursuant to a promissory note secured by all of the capital stock of PS Bank, which note shall bear a market rate of interest and be executed and delivered within the time period otherwise provided in this Section 13.2(f), subordinated to existing indebtedness for borrowed money to the extent required by the terms of such indebtedness, and payable five years from the date of termination of this Agreement; or

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(g)by the board of directors of PSB or River Financial if the First Step Merger, the Merger and this Agreement are not approved by the shareholders of PSB entitled to vote, provided that PSB shall pay promptly the sum of $900,000 to River Financial for its expenses, and not as damages, incurred in connection with the Agreement, provided, however, that in the event of termination pursuant to the foregoing, to the extent that PSB is unable to pay the sum in cash without violating applicable bank regulations, the sum otherwise payable in cash may instead be paid pursuant to a promissory note secured by all of the capital stock of PS Bank, which note shall bear a market rate of interest and be executed and delivered within the time period otherwise provided in this Section 13.2(g), subordinated to existing indebtedness for borrowed money to the extent required by the terms of such indebtedness, and payable five years from the date of termination of this Agreement.

13.3Damages. In the event of termination pursuant to Section 13.2, this Agreement shall become void and have no effect, except as provided in Article 11, and except that PSB and River Financial shall be liable for damages for any willful breach of warranty, representation, covenant or other agreement contained in this Agreement if the breach is the cause or basis for termination, provided that upon termination by PSB or River Financial pursuant to Sections 13.2(e)-(g) above, PSB, shall promptly pay to River Financial the sums set forth therein. Notwithstanding anything to the contrary, termination by PSB or River Financial pursuant to Sections 13.2(e)-(g) above shall not entitle either Party to damages.

Article 14
DEFINITIONS

The following terms, which are capitalized in this Agreement, shall have the meanings set forth below for the purpose of this Agreement:

ABCL	Alabama Business Corporation Law

ASBD	Means the Alabama State Banking Department

Acquisition Proposal

Shall mean, other than the transactions contemplated by this Agreement, any inquiry, proposal or offer with respect to a, or any, tender, exchange, or cash offer to acquire 20% or more of the voting power in a Party or any of its Subsidiaries, any inquiry, proposal or offer with respect to a merger, consolidation, share exchange or other business combination involving a Party or any of its Subsidiaries or any other inquiry, proposal or offer to acquire, license, lease, exchange or transfer in any manner 20% or more of the voting power in, or 20% or more of the business, revenue, net income, assets or deposits of, a Party or any of its Subsidiaries, in each case, whether in one or any series of related transactions and whether from one Person or any “group” of Persons (as defined under Section 13(d) of the Exchange Act).

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Agencies

Shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the FDIC, the ASBD, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, HUD, the VA, the FHA, the GNMA, the FNMA, the FHLMC, the NYSE, and the SEC.

Agreement	Shall mean this Agreement and Plan of Merger and the Exhibits, Schedules and Disclosure Letters delivered pursuant hereto and incorporated herein by reference.

Assets

Of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

Bank Merger Agreement	Shall mean the merger agreement respecting PS Bank and River Bank set forth in Section 2.8.

Business Day	Means any day that is not a Saturday or Sunday or a day on which the offices of River Bank are authorized or required by Law or executive order to be closed.

Cash Value	Has the meaning set forth in Section 3.1.

Change in PSB
Recommendation	Has the meaning set forth in Section 6.2(b).

Closing	The submission of the certificates of officers, legal opinions and other actions required to be taken in order to consummate the First Step Merger and the Merger in accordance with this Agreement.

Code	The Internal Revenue Code of 1986, as amended.

Consent	Any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

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Contract

Any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

Covered Parties	Has the meaning set forth in Section 6.1(e)(ii).

Default

Shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

DGCL	Delaware General Corporation Law.

Effective Date	Means the date and time at which the Merger becomes effective as defined in Section 2.7 hereof.

Environmental Laws	Means the laws, regulations and governmental requirements referred to in Section 4.21(g) hereof.

ERISA	The Employee Retirement Income Security Act of 1974, as amended.

Exchange Act	Shall mean the Securities Exchange Act of 1934, as amended.

Exhibits

Shall mean the Exhibits attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

FDIC	Means the Federal Deposit Insurance Corporation.

First Step Merger	The merger of Newco with and into PSB with PSB as the surviving corporation.

GAAP	Means generally accepted accounting principles applicable to banks and bank holding companies consistently applied during the periods involved.

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Hazardous Substance	Has the meaning set forth in Section 4.21(g).

Indemnified Parties	Has the meaning set forth in Section 6.1(e).

Intellectual Property

Shall mean copyrights, patents, trademarks, service marks, service names, domain names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

IRS	United States Internal Revenue Service.

Knowledge

Means the actual knowledge of the Chairman, Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit (or Lending) Officer, General Counsel or any Executive Vice President of River Financial or River Bank, as applicable, in the case of knowledge of River Financial, or of PSB or PS Bank, as applicable, in the case of knowledge of PSB.

Law

Any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any Agency.

Liability

Any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

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Lien

Any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens in the form of easements and restrictive covenants on real property which do not materially adversely affect the use of such property by the current owner thereof, and (iv) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

Litigation

Any action, arbitration, complaint, criminal prosecution, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities, relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

Loss

Any and all direct or indirect payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, diminution in the value of Assets, damages, punitive, exemplary or consequential damages (including, but not limited to, lost income and profits and interruptions of business), liabilities, costs, expenses (including without limitation, reasonable attorneys’ fees and expenses, and consultant’s fees and other costs of defense or investigation), and interest on any amount payable to a third party as a result of the foregoing.

material

For purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

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Material Adverse Effect

(a) On a Party shall mean an event, change or occurrence which has a material adverse impact on (i) the financial position, Assets, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “material adverse effect” shall not be deemed to include the impact of (w) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (x) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (y) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, and (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

(b) No representation or warranty of any Party hereto contained in Article 4 or Article 5 (other than the representations and warranties in (i) Section 4.1/Section 5.1 (Organization), Section 4.4/Section 5.11 (No Conflict with Other Instrument), and Section 4.2/Section 5.2 (Capital Stock), which shall be true and correct in all material respects, and (ii) Section 4.5/Section 5.5 (Absence of Material Adverse Effect), which shall be true and correct in all respects) shall be deemed untrue or incorrect, and no Party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Article 4 or Article 5, has had or is reasonably likely to have a Material Adverse Effect on such Party.

Merger	The merger of PSB with River Financial, following the First Step Merger, as contemplated in this Agreement.

Merger Consideration	60 shares of River Financial Common Stock and $6,610.00 cash for each share of PSB Common Stock as provided in Section 3.1(a) hereof, subject to adjustment as provided in Section 3.4.

Newco	RFC Acquisition Corporation, an Alabama corporation and wholly-owned subsidiary of River Financial.

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Order

Any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Agency.

Party	Shall mean PSB or River Financial, and “Parties” shall mean both PSB and River Financial.

PBGC	Shall mean the Pension Benefit Guaranty Corporation.

Permit

Any federal, state, local, and foreign governmental approval, authorization, certificate, easement filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

Person

A natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

Proxy Statement

The proxy statement used by PSB to solicit the approval of its shareholders of the transactions contemplated by this Agreement or, in the alternative, the notice by PSB to non-consenting or non-voting shareholders as required under the DGCL in connection with action by written consent of the voting shareholders.

PSB	PSB Bancshares, Inc., a Delaware corporation, with its principal office in Clanton, Alabama.

PS Bank	Peoples Southern Bank, an Alabama banking corporation with its principal office in Clanton, Alabama.

PSB Common Stock	Shares of Class A and Class B common stock, par value $1.00 per share, of PSB.

PSB Company	Shall mean PSB, PS Bank, any Subsidiary of PSB or PS Bank, or any Person or entity acquired as a Subsidiary of PSB or PS Bank in the future and owned by PSB or PS Bank at the Effective Date.

PSB Disclosure Letter	Has the meaning set forth in Article 5.

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PSB Plans	Has the meaning set forth in Section 5.16(a).

PSB Recommendation	Has the meaning set forth in Section 6.2(b).

PSB Shareholders Meeting	The special meeting of shareholders of PSB called to approve this Agreement (or in lieu thereof, PSB may obtain written consent of its voting shareholders if permitted by applicable law).

Representatives	Shall have the meaning set forth in Section 6.2(c)(i).

Resulting Corporation	River Financial, as the surviving corporation resulting from the Merger.

River Bank	River Bank & Trust, River Financial’s wholly owned Subsidiary Bank, an Alabama banking corporation, with its principal office in Prattville, Alabama.

River Financial	River Financial Corporation, an Alabama corporation with its principal offices in Prattville, Alabama.

River Financial Common Stock	Has the meaning set forth in Section 4.2(a).

River Financial Company

Shall mean River Financial, River Bank, any Subsidiary of River Financial or River Bank, or any Person or entity acquired as a Subsidiary of River Financial or River Bank in the future and owned by River Financial or River Bank at the Effective Date.

River Financial Disclosure Letter	Has the meaning set forth in Article 4.

Representatives	Shall have the meaning set forth in Section 6.2(c).

Resulting Bank	Shall have the meaning set forth in Section 2.8.

Resulting Corporation	Has the meaning set forth in Section 2.1.

SEC	United States Securities and Exchange Commission.

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Subsidiaries

Shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

Subsidiary Bank Merger	The merger of PS Bank with River Bank as set forth in Section 2.8.

Superior Proposal

Means any unsolicited bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) that the PSB board of directors determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person (or group of Persons) making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) if consummated would be more favorable to the shareholders of PSB from a financial point of view than the transactions contemplated by this Agreement (including taking into account any adjustment to the terms and conditions proposed by River Financial in response to such proposal pursuant to Section 6.2(c) or otherwise) and (ii) if accepted, is reasonably likely to be completed on the terms proposed.

Tax or Taxes	Means any federal, state, county, local, foreign, and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

Technology Systems

Means electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property

1933 Act	The Securities Act of 1933, as amended.

1934 Act	The Securities Exchange Act of 1934, as amended.

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Article 15
MISCELLANEOUS

15.1Expenses.

(a)Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel. PSB shall pay the expenses of the printing and mailing of the Proxy Statement.

(b)Nothing contained in this Section 15.1 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

15.2Benefit and Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

15.3Governing Law. This Agreement shall be governed by, and construed in accordance with the Laws of the State of Alabama.

15.4Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto.

15.5Headings. The headings of the various articles and sections of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or considered in construing the provisions thereof.

15.6Severability. Any term or provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms and provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction, and if any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation, then all other terms and provisions, being severable, shall remain in full force and effect in such circumstance or situation and the term or provision shall remain valid and in effect in any other circumstances or situation.

15.7Construction. Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party’s counsel has drafted any portion of this Agreement.

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15.8Return of Information. In the event of termination of this Agreement prior to the Effective Date, each Party shall return to the other, without retaining copies thereof, all confidential or non-public documents, work papers and other materials obtained from the other Party in connection with the transactions contemplated in this Agreement and shall keep such information confidential, not disclose such information to any other person or entity, and not use such information in connection with its business.

15.9Equitable Remedies. The parties hereto agree that, in the event of a breach of this Agreement by either Party, the other Party may be without an adequate remedy at law owing to the unique nature of the contemplated transactions. In recognition thereof, in addition to (and not in lieu of) any remedies at law that may be available to the nonbreaching Party, the non-breaching Party shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Agreement by the other Party, and no attempt on the part of the non-breaching Party to obtain such equitable relief shall be deemed to constitute an election of remedies by the non-breaching Party that would preclude the non-breaching Party from obtaining any remedies at law to which it would otherwise be entitled.

15.10Attorneys’ Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its costs and expenses incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

15.11No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or Default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or Default, nor shall it be construed to be a waiver of any such right, power or remedy, or an acquiescence in any similar breach or Default; nor shall any waiver of any single breach or Default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and be executed by the Parties to this Agreement and shall be effective only to the extent specifically set forth in such writing.

15.12Remedies Cumulative. All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.

15.13Entire Contract. This Agreement and the documents and instruments referred to herein, including, but not limited to, that certain Non-Disclosure Agreement dated March 7, 2018, constitute the entire contract between the parties to this Agreement and supersede all other understandings with respect to the subject matter of this Agreement.

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IN WITNESS WHEREOF, PSB and River Financial have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

RIVER FINANCIAL CORPORATION

BY:	/s/ Jimmy Stubbs
	Name:	Jimmy Stubbs
	Its:	Chief Executive Officer

PSB BANCSHARES, INC.

BY:	/s/ C. Richard Moore, Jr.
	Name:	C. Richard Moore, Jr.
	Its:	President and CEO

RFC ACQUISITION CORPORATION

BY:	/s/ Jimmy Stubbs
	Name:	Jimmy Stubbs
	Its:	Chief Executive Officer

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Exhibit A

AGREEMENT AND plan of merger

THIS AGREEMENT AND PLAN OF MERGER (the “Plan”) is made and entered into as of July 10, 2018 by and between River Bank & Trust, an Alabama banking corporation (“River Bank”), and Peoples Southern Bank, an Alabama banking corporation (“PS Bank”) in order to provide for the merger of PS Bank with and into River Bank under the charter of River Bank (the “Merger”).

PREAMBLE

A majority of the respective Boards of Directors of PS Bank and River Bank has approved this Plan and has authorized its execution and consummation.

AGREEMENT

In consideration of the premises and of the covenants contained herein, PS Bank and River Bank hereby make, adopt and approve this Plan and prescribe the terms and conditions of the Merger and the mode of carrying the Merger into effect, as follows:

1.The Merger. PS Bank shall be merged with and into River Bank under the articles of incorporation and charter of River Bank pursuant to the provisions of, and with the effects provided in the Alabama Banking Code and the Alabama Business Corporation Law. River Bank shall be the survivor of the Merger, and is hereinafter referred to as the “Continuing Bank” when reference is made to River Bank as of the Effective date of the Merger or thereafter.

2.Effective Date of the Merger. Subject to the terms and conditions of this Plan, and upon satisfaction of all legal requirements, the Merger shall become effective on the date and time (the “Effective Date”) specified by River Bank by filing appropriate articles of merger pursuant to Alabama law.

3.The Continuing Bank.

(a)On the Effective Date, the name of the Continuing Bank shall be “River Bank & Trust;” the articles of incorporation and bylaws of the Continuing Bank shall be the same as River Bank’s existing articles of incorporation and bylaws; the Continuing Bank’s main office shall be the main office of River Bank; and all offices, branches, agencies and facilities of PS Bank and River Bank which were in lawful operation or whose establishment had been approved at the Merger’s Effective Date shall be retained and operated or established and operated as offices, branches, agencies and facilities of the Continuing Bank.

(b)On the Effective Date, all assets, rights, franchises and interests of PS Bank and River Bank in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Continuing Bank by virtue of the Merger without any deed or other instrument of transfer to the Continuing Bank, and without any order or other action on the part of any court or otherwise; and the Continuing Bank shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all

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other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, guardian of mentally incompetent persons, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by PS Bank and River Bank, respectively, immediately prior to the Effective Date.

(c)On the Effective Date, the Continuing Bank shall be liable for all liabilities of PS Bank and River Bank, and all deposits, debts, liabilities, obligations and contracts of PS Bank and River Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against in the balance sheets, books of account or records of PS Bank or River Bank, as the case may be, shall be those of the Continuing Bank, and shall not be released or impaired by the Merger; and all rights of creditors and other obligees and all liens on property of either PS Bank or River Bank shall be preserved unimpaired.

4.Capital Stock.

(a)On the Effective Date, all shares of River Bank common stock shall continue to be issued and outstanding shares, and all shares of PS Bank common stock issued and outstanding immediately prior to the Effective Date shall, ipso facto, without any action on the part of any holder thereof, or any other party, be canceled. All of the shares of issued and outstanding Continuing Bank common stock shall be allocated to and received by River Financial Corporation.

(b)On the Effective Date, the equity capitalization of PS Bank existing immediately before the Effective Date shall be combined with the equity capitalization of River Bank existing immediately before the Effective Date, with the effect that the Continuing Bank shall have a capital structure after the Effective Date, in the aggregate, equal to the combined capital structures of PS Bank and River Bank existing immediately before the Effective Date subject to any adjustments as may be required by GAAP.

5.Board of Directors. On the Effective Date, the Board of Directors of the Continuing Bank shall consist of all persons who were directors of River Bank immediately before the Effective Date, who shall continue to serve as directors until their successors are duly elected and qualified, provided that Charles R. Moore, III, or such other designee selected by PS Bank and reasonably acceptable to River Bank, shall be added as a director as of the Effective Date. River Bank and PS Bank acknowledge and agree that service of Charles R. Moore, III on the board of directors of PS Bank and the Continuing Bank has been and will continue to be in his individual capacity and not as an attorney or as a representative of Bradley, Arant, Boult, Cummings LLP or any other law firm.

6.Approvals. This Plan shall be submitted to the respective shareholders of PS Bank and River Bank for ratification and confirmation in accordance with applicable provisions of law and the respective articles of incorporation and bylaws of PS Bank and River Bank. PS Bank and River Bank shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise necessary or appropriate for consummation of the

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Merger and any other transactions contemplated hereby, including, without limitation, approvals of the Alabama State Banking Department and the Federal Deposit Insurance Corporation.

7.Conditions Precedent to the Merger. The Merger, and the obligations of PS Bank and River Bank to close the Merger, are subject to the following conditions, any of which, however, may be waived, to the extent permitted by law, by consent in writing executed by PS Bank or River Bank.

(a)This Plan, and the Merger contemplated hereby, shall have been ratified and confirmed by vote of the respective shareholders of PS Bank and River Bank as required by law;

(b)All consents and approvals, including those of all regulatory agencies having jurisdiction, shall have been procured, and all other requirements prescribed by law and which are necessary for consummation of the Merger shall have been satisfied;

(c)The merger transaction provided for in the Agreement and Plan of Merger between River Financial Corporation, the parent company of River Bank, and PSB Bancshares, Inc., the parent company of PS Bank, dated July 10, 2018 (the “Parent Agreement”) shall have been consummated in accordance with the Parent Agreement.

8.Termination. If:

(a)Any action, suit, proceeding or claim has been instituted, made or threatened related to the proposed transaction which shall make consummation of the Merger inadvisable in the opinion of the Board of Directors of PS Bank or River Bank; or

(b)Any action, consent, or approval, governmental or otherwise, which is, or in the opinion of counsel for PS Bank or River Bank may be, necessary to permit or enable the Continuing Bank, on and after the Merger, to conduct all or any part of the business and activities of PS Bank as conducted or approved prior to the Effective date, shall not have been accomplished or obtained; or

(c)The Parent Agreement shall have been terminated;

then this Plan may be terminated and abandoned by PS Bank or River Bank at any time before the Effective Date of the Merger, either before or after the shareholders’ vote, by giving written notice of such termination or abandonment to the other parties, such notice to be authorized or approved by a resolution adopted by the Board of Directors of the party giving the notice.

Upon termination by written notice as provided in this Section, this Plan shall be void and of no further force and effect, and there shall be no liability for such termination by reason of this Plan on the part of any party hereto, or the directors, officers, employees, agents, or shareholders of any of them.

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9.Counterparts. This Plan may be executed in one or more identical counterparts, each of which when executed and delivered by the parties hereto shall be an original, but all of which together shall constitute a single agreement.

10.Amendment. PS Bank and River Bank, by mutual consent of their respective Boards of Directors, to the extent permitted by law, may amend, modify, supplement and interpret this Plan in such manner as may be mutually agreed upon by them in writing at any time before or after adoption thereof by the respective shareholders of PS Bank and River Bank.

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IN WITNESS WHEREOF, PS Bank and River Bank have caused this Plan to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first above written.

RIVER BANK AND TRUST

BY:
Jimmy Stubbs
Chief Executive Officer

PEOPLES SOUTHERN BANK

BY:
C. Richard Moore, Jr.
President and CEO

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Exhibit B

FORM OF

CLAIMS LETTER

July 11, 2018

River Financial Corporation

2611 Legends Drive

Prattville, Alabama 36066

Ladies and Gentlemen:

This letter is delivered pursuant the Agreement and Plan of Merger, dated as of July 10, 2018 (the “Merger Agreement”), by and between River Financial Corporation (“River Financial”), and PSB Bancshares, Inc., an Alabama corporation (“PSB”).

Concerning claims which the undersigned may have against PSB or any of its subsidiaries, including Peoples Southern Bank (each, a “PSB Entity”), in his or her capacity as an officer, director or employee of any PSB Entity, and in consideration of the promises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:

Section 1.Definitions. Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement.

Section 2.Release of Certain Claims.

(a)The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger pursuant to the Merger Agreement, each PSB Entity, and each of their respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, “Claims”), which the undersigned, solely in his or her capacity as an officer, director or employee of any PSB Entity has or claims to have, or previously had or claimed to have, in each case as of the Effective Date, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a “Released Claim,” and collectively, the “Released Claims”), except for (i) compensation for services that have accrued but have not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance, employment, benefits under PSB Plans, stock options and restricted stock grants, which contracts or rights have been disclosed in writing to River Financial in the PSB Disclosure Letter, Schedule I to this letter or otherwise in writing on or prior to the date of the Merger Agreement, and (ii) the items listed in Section 2(b) below.

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(b)For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:

(i)any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any PSB Entity, including, but not limited to, (A) Claims as a borrower under loan commitments and agreements between the undersigned and Peoples Southern Bank, (B) Claims as a depositor under any deposit account with Peoples Southern Bank, (C) Claims as the holder of any Certificate of Deposit issued by Peoples Southern Bank, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any PSB Entity; (E) Claims in his or her capacity as a shareholder of PSB, and (F) Claims as a holder of any check issued by any other depositor of Peoples Southern Bank;

(ii)	the Claims excluded in Section 2(a)(i) above;
(iii)

any Claims that the undersigned may have under the Merger Agreement, including, but not limited to, any right to indemnification and any right to continuing coverage under directors' and officers' liability insurance policies; or

(iv)	any right to indemnification that the undersigned may have under the articles of incorporation or bylaws of any PSB Entity, under Alabama law or the Merger Agreement.
(v)	any rights or Claims listed on Schedule I to this letter.

Section 3.Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.

Section 4.Miscellaneous.

(a)This letter shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Alabama, without regard for conflict of law provisions.

(b)This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and the release of Claims contained in this letter supersedes all prior agreements, arrangement or understandings (written or otherwise) with respect to such Released Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.

(c)This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.

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(d)This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of the terms of this letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.

(e)The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.

(f)This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties. If the Merger Agreement is terminated for any reason, this letter shall be of no force or effect.

(g)If any civil action, arbitration or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

(h)Each party acknowledges and agrees that any controversy which may arise under this letter is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this letter, or the transactions contemplated by this letter. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this letter by, among other things, the mutual waivers and certifications in this Section.

(i)Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this letter shall be brought in the courts of record of the State of Alabama in Autauga County or the United States District Court, Middle District of Alabama. Each party consents to the jurisdiction of such Alabama court in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Alabama court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

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Sincerely,

Signature of Director

Name of Director

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On behalf of River Financial Corporation, I hereby acknowledge receipt of this letter as of this 10th day of July, 2018.

RIVER FINANCIAL CORPORATION

By:
Name:	Jimmy Stubbs
Title:	Chief Executive Officer

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Schedule I to Claims Letter

1.	Any and all rights under PSB Plans.
2.

[Insert to C. Richard Moore letter and Sally Moore letter: Any and all rights under that certain Employment Agreement between C. Richard Moore and Peoples Southern Bank dated November 26, 2007, as amended.]

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